Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

NOVATION COMPANIES, INC.

(“Parent”),

Novation Holding, Inc.

(“Buyer”),

HEALTHCARE STAFFING, INC.

(the “Company”),

BUTLER AMERICA, LLC,

the sole stockholder of the Company

(“Seller”)

As of February 1, 2017

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	R&W Insurance Policy Non-Binding Term Sheet
Exhibit 1.3(a)	Form of Estimated Closing Calculation Statement
Exhibit 1.5	Purchase Price Allocation Methodology
Exhibit 1.6(b)(i)	Form of Stock Power
Exhibit 6.1(c)	Form of Seller Closing Certificate
Exhibit 6.2(c)	Form of Buyer and Parent Closing Certificate
Exhibit 9.1	Illustrative Calculation of Net Working Capital

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”) is made and entered into as of February 1, 2017, by and among Novation Companies, Inc., a Maryland corporation (“Parent”), Novation Holding, Inc., a Delaware corporation (“Buyer”), Healthcare Staffing, Inc., a Georgia corporation (the “Company”), Butler America, LLC, a Delaware limited liability company and sole stockholder of the Company (“Seller”). Buyer, Parent and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Each capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article 9.

The Company owns and operates a healthcare staffing solutions business (the “Business”). Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Stock”) on the terms and subject to the conditions of this Agreement.

Accordingly, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and the other Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

Principal Transaction

Section 1.1          Sale and Purchase of Stock. On the terms and subject to the conditions of this Agreement, Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Stock at Closing, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws). With respect to the characterization of the sale and purchase of the Stock for U.S. federal income tax purposes, the Parties agree that pursuant to Section 1361(b)(3)(C)(ii)(I)(II) of the Code, the sale and purchase of the Stock shall be treated as if the sale were a sale of an undivided interest in the assets of the Company, and following the sale, the Company acquires the assets in a transaction to which Section 351 of the Code applies.

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Section 1.2          Estimated Closing Cash Payment; Payments; Purchase Price.

(a)          Calculation of Estimated Closing Cash Payment. Subject to adjustment under Section 1.3, in consideration of the sale and transfer of the Stock to Buyer, at Closing, Buyer will pay to Seller an aggregate amount equal to:

(i)          $24,000,000;

(ii)         minus the Indemnification Escrow Amount (as defined in Section 1.4 below);

(iii)        plus or minus (as applicable) the Estimated Closing Date Net Working Capital Adjustment, if any;

(iv)        minus the Closing Date Debt; and

(v)        minus the amount of the Distributed Expense Escrow Amount actually received by Seller at or prior to Closing, if any, (the net amount of clauses (i) – (v), the “Estimated Closing Cash Payment”).

(b)          Payments at Closing. At Closing, Buyer will:

(i)          pay the Estimated Closing Cash Payment to Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date;

(ii)         pay the Closing Date Debt (included in the calculation of the Estimated Closing Cash Payment) pursuant to written pay-off agreements and payment instructions delivered by Seller to Buyer (and reasonably acceptable to Buyer) no later than two Business Days prior to the Closing Date in accordance with Section 5.7; and

(iii)        deposit with the Escrow Agent an amount equal to (x) the Indemnification Escrow Amount minus (y) the Expense Escrow Amount plus interest and earnings thereon and less the Distributed Expense Escrow Amount, if any, rolled over into the escrow account holding the Indemnification Escrow Amount in accordance with Section 5.11, by wire transfer of immediately available funds to the account(s) designated in writing by Escrow Agent to Buyer no later than two Business Days prior to the Closing Date.

(c)          Purchase Price. The Estimated Closing Cash Payment and the Indemnification Escrow Amount will constitute the “Estimated Purchase Price” and, as adjusted under Section 1.3(f), Section 5.9(g) and Article 8, the “Purchase Price.”

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Section 1.3          Adjustments to Estimated Purchase Price.

(a)          Estimated Closing Statements. At least two Business Days prior to the Closing Date, Seller will deliver to Buyer a statement in substantially the form attached hereto as Exhibit 1.3(a) setting forth in reasonable detail Seller’s good faith written estimate of: (A) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”) and the Estimated Closing Date Net Working Capital Adjustment; and (B) the resulting Estimated Closing Cash Payment derived therefrom; each calculated and determined in accordance with GAAP and consistent with the Company’s historical accounting practices and procedures, consistently applied, and the applicable definitions set forth in this Agreement (including the definition of Net Working Capital) and Exhibit 1.3(a).

(b)          Preliminary Closing Statement. Within 60 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Buyer’s good faith written calculation of: (i) Closing Date Net Working Capital and the Closing Date Net Working Capital Adjustment; and (ii) the resulting Final Closing Cash Payment derived therefrom. For purposes of the Preliminary Closing Statement and the determination of the adjustments to the Estimated Purchase Price contemplated in this Section 1.3, the Parties agree that the Estimated Closing Cash Payment and the Final Closing Cash Payment (and the components thereof) will be calculated and determined in accordance with GAAP and consistent with the Company’s historical accounting practices and procedures, consistently applied, and the applicable definitions set forth in this Agreement (including the definition of Net Working Capital) and Exhibit 1.3(a).

(c)          Review Period; Objections. Seller will have the opportunity to review the Preliminary Closing Statement for 30 days following Seller’s receipt of the Preliminary Closing Statement (the “Review Period”). During the Review Period, at the request of Seller, Seller or its Representatives will, during normal business hours, be provided with such access to Books and Records of the Company and other information including, without limitation, financial statements and work papers (including those prepared by independent third Persons) (“Other Information”) of the Company, Parent and Buyer in the possession or control of the Company, Parent, Buyer or their respective Affiliates or Representatives that relate to, as well as access to personnel of Buyer, its Affiliates (including the Company) and their respective Representatives that were involved in, the calculation or determination of the items included in the Preliminary Closing Statement (including making available their chief financial officer(s) and accountants to respond to reasonable written or oral inquiries of Seller or its Representatives), in each case, as is reasonably necessary in order for Seller to respond to or evaluate the calculations contained in the Preliminary Closing Statement; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the applicable parties. Buyer’s calculation of Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, and the Final Closing Cash Payment derived therefrom will, absent Actual Fraud or manifest error, become final, conclusive and binding on the Parties unless, prior to the end of the Review Period, Seller notifies Buyer in writing of Seller’s objections to such calculation (an “Objection Notice”), identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying Seller’s objections. If Seller delivers an Objection Notice to Buyer prior to the end of the Review Period, Buyer and Seller will negotiate in good faith to resolve the objections set forth in the Objection Notice within 15 days following delivery of the Objection Notice. If Buyer and Seller resolve some or all of such objections within that time period, they will document their resolution in a writing signed by each of them, and such resolution will, absent Actual Fraud or manifest error, be final, conclusive and binding on the Parties. If Buyer and Seller are unable to resolve all of Seller’s objections within the 15-day time period following the delivery of the Objection Notice, the Parties will promptly refer any matters still in dispute for resolution as provided in Section 1.3(d).

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(d)          Dispute Resolution. Any unresolved dispute concerning the Preliminary Closing Statement under Section 1.3(c) will be referred for resolution to the Atlanta, Georgia office of Windham Brannon, P.C., who will be jointly retained by Buyer and Seller and shall not have had any professional relationship with any Party or Affiliate thereof in the past three years. Notwithstanding the foregoing, if Buyer and Seller are unable to engage Windham Brannon for any reason or Windham Brannon has had any professional relationship with any Party or any Affiliate thereof in the past three years, then Buyer and Seller will instead each designate a nationally or regionally recognized independent accounting firm with whom no Party or any Affiliate thereof has had any professional relationship in the past three years, and the accounting firm to resolve the dispute will be chosen by lot (Windham Brannon or any other chosen accounting firm is referred to in this Agreement as the “Accounting Firm”). The Accounting Firm will act as a neutral arbitrator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.3(d) and solely in accordance with the procedures (including any relevant defined terms) set forth in this Agreement. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the Accounting Firm shall be required to adopt the position of one of the Parties, and not any compromise position. All of the fees and expenses of the Accounting Firm shall be paid by the Party whose position was not adopted by the Accounting Firm. The Parties will provide the Accounting Firm with all Books and Records and Other Information in their possession reasonably relevant to the determinations to be made by it as may be requested by the Accounting Firm. No Party or any Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Buyer and Seller and their respective Representatives present or having the opportunity following at least three (3) Business Days’ written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and Other Information that it deems reasonably relevant to the resolution of the dispute, and to require a Party to answer questions that it deems reasonably relevant to the resolution of the dispute. All Books and Records and Other Information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to the Other Party. All disputes with respect to the application of accounting principles or to the mathematical calculation of any disputed components of the Preliminary Closing Statement that have been referred to the Accounting Firm pursuant to this Section 1.3(d) will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it hereunder, absent fraud or manifest error, will be final, conclusive and binding upon the Parties.

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(e)          For the avoidance of doubt, Closing Date Net Working Capital, the Closing Date Net Working Capital Adjustment, and the resulting Final Closing Cash Payment derived therefrom, in each case as finally determined in accordance with this Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of the Parties, determination by the Accounting Firm in accordance with this Section 1.3(d), or any combination thereof), will be used for purposes of any adjustments to the Estimated Purchase Price pursuant to Section 1.3(f).

(f)          Purchase Price Adjustment Payment. Following Closing, (i) the amount, if any, by which the Closing Date Net Working Capital exceeds the Estimated Closing Date Net Working Capital shall result in a corresponding dollar-for-dollar increase in the Estimated Purchase Price, and (ii) the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Closing Date Net Working Capital shall result in a corresponding dollar-for-dollar decrease in the Estimated Purchase Price. If the Estimated Purchase Price is adjusted as provided for in the first sentence of this Section 1.3(f), then within three (3) Business Days following the determination of the Final Closing Cash Payment, Seller will pay the amount of any decrease to the Estimated Purchase Price to Buyer or Buyer will pay the amount of any increase to the Estimated Purchase Price to Seller (as applicable), by wire transfer of immediately available funds to the account designated by the recipient. In the event any amount owing to Buyer pursuant to this Section 1.3(f) is not paid within a ten (10) Business Day period, Buyer shall have the right (but not the obligation) to satisfy such amount at its sole discretion out of the Indemnification Escrow Amount. If Buyer elects to satisfy such amount out of the Indemnification Escrow Amount pursuant to this Section 1.3(f), Buyer and Seller shall jointly instruct the Escrow Agent in writing to distribute to Buyer out of the Indemnification Escrow Amount the amount of such decrease.

(g)          Treatment of Closing Date Debt. For the avoidance of doubt, and notwithstanding anything else contained in this Agreement to the contrary, for purposes of calculating the Estimated Purchase Price, the Final Closing Cash Payment or the Purchase Price hereunder, no items included in the definition of Closing Date Debt (or any component thereof) will be double counted.

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Section 1.4          Indemnification Escrow Amount. The portion of the Purchase Price otherwise payable to Seller at Closing shall be reduced by an amount equal to Two Hundred Forty Thousand Dollars ($240,000) (the “Indemnification Escrow Amount”), to be held in escrow by Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), in an interest bearing account or bank money market account pursuant to the terms and conditions of the Escrow Agreement, in order to satisfy any claims by Buyer for indemnification pursuant to Article 8 hereof and as security for amounts owed to Buyer, if applicable, pursuant to Section 1.3. Within fifteen (15) Business Days following the date that is six (6) months from the Closing Date, Buyer and Seller shall jointly instruct the Escrow Agent in writing to distribute to Seller an aggregate amount in cash (if such amount is greater than zero) equal to (x) the Indemnification Escrow Amount plus interest and earnings thereon, less (y) the amount of any resolved or pending claims against the Indemnification Escrow Amount pursuant to the terms set forth herein and the Escrow Agreement. The amount of any pending claims against the Indemnification Escrow Amount shall be distributed to Buyer or Seller upon resolution of each such claim.

Section 1.5          Purchase Price Allocation. The sum of: (a) the Purchase Price; (b) any liabilities of the Company that survive Closing that are required under GAAP to be reflected on a balance sheet; and (c) any other applicable amounts required to be included under the Code, will be allocated among the assets of the Company (as such classes are defined for the purposes of Section 1060 of the Code). Such allocations, and the allocation of any purchase price adjustments, will be prepared in accordance with the methodology set forth on Exhibit 1.5 and will be made in accordance with the requirements of Section 1060 of the Code. Within 60 days after the determination of the Purchase Price pursuant to Section 1.3, Buyer will deliver to Seller a draft of such allocation for Seller’s review and approval, which will be prepared on a basis consistent with the methodology set forth on Exhibit 1.5. Within 15 days thereafter, Seller will deliver to Buyer either a notice accepting the allocation prepared by Buyer or a statement setting forth in reasonable detail any objections thereto and the basis for such objections. If Seller timely delivers such a notice, Buyer and Seller will use good faith efforts to resolve such objections. If they are unable to mutually agree on the allocation, the procedures of Section 5.9(h) will control. If the Purchase Price is adjusted pursuant to this Agreement, the allocation shall be adjusted as appropriate and Buyer and Seller shall cooperate in making any such adjustments. No Party or any Affiliate of any Party (including the Company) will take a position on any Tax Return (including Internal Revenue Service Form 8594), before any Taxing Authority or in any Proceeding that is in any manner inconsistent with the allocation, as finally determined under this Section 1.5, without the written consent of the Other Parties or unless specifically required pursuant to a determination by the applicable Taxing Authority. The Parties will promptly advise each other of the existence of any Tax audit, controversy or Proceeding related to any allocation hereunder. Buyer and Seller agree that the payments from the Indemnification Escrow Amount shall be treated as an adjustment to the Purchase Price that will be allocated under this Section 1.5 to the Company’s goodwill (subject to any imputed interest required by applicable Law), and that this shall be reflected in the allocation of the Purchase Price pursuant to this Section 1.5.

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Section 1.6          Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place by conference call and electronic (i.e., email/PDF) or facsimile exchange of signatures, documents and other deliverables required to be executed and/or delivered at Closing at 12:00 p.m. Eastern time on the third Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than conditions which by their nature are to be satisfied at Closing, which conditions must be satisfied at Closing, unless waived) or at any other time or date (or in any other manner) as may be mutually agreed by Buyer and Seller. The date on which Closing occurs is referred to as the “Closing Date.” For Tax purposes, Closing will be deemed effective as of 11:59 p.m. Eastern time on the Closing Date (the “Closing Effective Time”).

Section 1.7         Closing Deliverables.

(a)          Buyer and Parent Deliverables. At Closing, Buyer will deliver:

(i)          all other Transaction Documents to be executed and delivered by Buyer or Parent under this Agreement;

(ii)         the Estimated Closing Cash Payment;

(iii)        a true, complete and correct copy of the closing representations letter executed and delivered by Buyer on the Closing Date to the insurer under the R&W Insurance Policy; and

(iv)        a true, complete and correct copy of the R&W Insurance Binder for the R&W Insurance Policy, together with all documentation evidencing the satisfaction of all subjectivities other than provision of the full signature set of deal documents, provision of a copy of the diligence room, and payment of the remainder of the premium; provided, however, that the final issued copy of the R&W Insurance Policy shall be delivered to Seller as promptly as possible following Buyer’s receipt thereof following the Closing to the extent the condition contained in Section 6.1(h) has not been waived by Buyer.

(b)          Seller Deliverables. At Closing, Seller will deliver:

(i)          certificate(s) representing the Stock and the related stock power in the form attached hereto as Exhibit 1.6(b)(i), executed by Seller;

(ii)         evidence of the termination or release of, or the right to terminate or release, all Encumbrances (other than transfer restrictions arising under applicable securities Laws) on the Stock and all Encumbrances (other than any Permitted Encumbrance) on the Assets;

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(iii)         all other Transaction Documents to be executed by Seller in connection with this Agreement; and

(iv)         a true, complete and correct copy of any closing representations letter requested by the insurer under the R&W Insurance Policy, to be executed and delivered by Seller and the Company on the Closing Date to the insurer under the R&W Insurance Policy to the extent the condition contained in Section 6.1(h) has not been waived by Buyer.

Article 2

Representations And Warranties REGARDING THE COMPANY

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, each of Seller and the Company, jointly and severally, makes the following representations and warranties regarding the Company to Buyer.

Section 2.1          Organization, Qualification and Power; Authorization.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Georgia. The Company is duly authorized to conduct the Business as currently conducted and is in good standing as a foreign corporation under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company. The Company has all requisite corporate power and authority to carry on the Business as currently conducted by the Company. The Company has provided Buyer with a true and complete copy of its Organizational Documents.

(b)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations thereunder. The execution and delivery by the Company of each of this Agreement and the other Transaction Documents to which it is (or will be) a party, and the performance by the Company of its obligations thereunder, have been duly authorized by all requisite action by the Company’s Board of Directors and sole shareholder. Each of this Agreement and the other Transaction Documents to which the Company is (or will be) a party has been (or will be) duly executed and delivered by the Company and constitutes (or will constitute) the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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Section 2.2          Capitalization; Ownership.

(a)          Schedule 2.2(a)(i) lists the authorized, issued and outstanding Equity Interests of the Company. All of the Stock (i) has been duly authorized and validly issued, is fully paid and non-assessable, (ii) was not issued in violation of any preemptive or subscription rights, rights of first refusal or similar rights of any Person and (iii) was offered and sold in compliance with applicable securities Laws. There are no Contracts to which Seller or the Company is a party or otherwise bound obligating Seller or the Company to sell or issue or to purchase or redeem any Equity Interests of the Company.

(b)         Seller owns the Stock free and clear of all Encumbrances (other than any transfer restrictions arising under applicable securities Laws).

(c)          Except as set forth on Schedule 2.2(c) and for this Agreement, there is no Contract (including any shareholders agreement, operating agreement, voting trust or proxy) that requires Seller to issue, sell, purchase, redeem, acquire or vote in any manner any of the Stock.

Section 2.3           Noncontravention.    Except as set forth on Schedule 2.3, neither the execution and delivery by the Company of this Agreement or any of the other Transaction Documents to which the Company is (or will be) a party nor the performance by the Company of its obligations hereunder or thereunder will, with or without the notice or passage of time (or both):

(a)          violate any provision of the Organizational Documents of the Company;

(b)          violate any Law or Order to which the Company is subject;

(c)          conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create (with or without notice or lapse of time or both) in any party thereto the right to accelerate, terminate, modify or cancel or require any notice under any Material Contract;

(d)          result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any Asset; or

(e)          except as set forth on Schedule 2.3, require the Company to give any notice to, make any filing with any Governmental Body or obtain any Governmental Authorization in order to consummate the transactions contemplated by this Agreement.

Section 2.4          Ownership Interests. Except for Public Service Staffing, LLC, (“PSS”) which is solely owned by the Company, the Company is not a member of any partnership or joint venture, is not operating as a subsidiary or division of any other business entity other than Seller, and does not own or have the right or obligation to acquire any Equity Interests of any other Person. PSS currently has had no operations, assets or liabilities since March, 2015.  The Company will dissolve PSS prior to the Closing.

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Section 2.5          Title to Assets; Condition. The Company owns good and valid title to, or a valid leasehold interest in or license to, all of the material assets used or held for use in the operation of the Business or reflected in the Recent Balance Sheet, and all material assets purchased since the date of the Recent Balance Sheet (collectively, the “Assets”), free and clear of all Encumbrances (other than any Permitted Encumbrance). Except as set forth on Schedule 2.5, all tangible Assets are in good operating condition and repair, reasonable wear and tear and normal preventative maintenance excepted, and are suitable and adequate for the uses of which they are used or held for use. The Assets include all tangible and intangible assets, properties and rights necessary to conduct the Business following the Closing Date in the same manner as it is currently conducted.

Section 2.6          Financial Statements and Financial Matters.

(a)          Attached as Schedule 2.6 are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): unaudited balance sheets of the Company as of January 1, 2017 (the “Recent Balance Sheet”) and as of December 27, 2015, and the related unaudited statements of operations and cash flows for the years then ended. Except as set forth on Schedule 2.6(a), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial position of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes, supplemental notes and other presentation items required by GAAP.

(b)          The Company has not entered into any transactions involving the use of special purpose entities for any off balance sheet activity.

(c)          As of Closing, neither Seller nor any Affiliate of Seller will have any outstanding Indebtedness to the Company, and the Company will not have any outstanding Indebtedness to Seller or any Affiliate of Seller, other than the Closing Date Debt to be paid at Closing.

Section 2.7          Events Subsequent to Recent Balance Sheet.  Except as set forth on Schedule 2.7, since January 1, 2017:

(a)          the Business has been conducted only in the Ordinary Course of Business;

(b)          there has not been a Company Material Adverse Effect;

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(c)          the Business has not suffered any material loss, damage or destruction to, or any material interruption in the use of, any Asset;

(d)          the Company has not sold, leased, transferred, disposed of, abandoned or assigned any of its Licenses or Assets that are material to the Business as currently conducted, other than inventory or supplies sold or used in the Ordinary Course of Business, or mortgaged, pledged or subjected any Asset to any Encumbrance (other than any Permitted Encumbrance);

(e)          there has not been any change in the Organizational Documents of the Company;

(f)          the Company has not: (i) issued, sold or otherwise disposed of any of the Stock or other Equity Interests; (ii) granted, or entered into any agreements to grant, any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Stock or other Equity Interests; or (iii) entered into any agreements to modify the rights of any of the Stock;

(g)          except for cash dividends or distributions paid (or to be paid) in full prior to Closing, the Company has not declared, set aside or paid any dividend or made any distribution with respect to the Stock or redeemed, purchased or otherwise acquired any of the Stock or other Equity Interests of the Company;

(h)          the Company has not made any loan to, or entered into any other transaction (other than a transaction in the Ordinary Course of Business relating to the payment of compensation and benefits or in any other way related to employment, including the advancement of any travel, entertainment or other business related expenses) with, any of its members, managers, officers or employees (or any Affiliate thereof);

(i)          the Company has not made or changed any election, changed any annual accounting period, adopted or changed any material accounting method, policy or practice, filed any amended Company Tax Return, entered into any closing agreement, settled any Company Tax claim or assessment, surrendered any right to claim a refund of Company Taxes, consented to any extension or waiver of the limitation period applicable to any Company Tax claim or assessment, or taken any other similar action relating to the filing of any Company Tax Return or the payment of any Company Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date;

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(j)          the Company has not made any change to its accounting methods, principles or practices that affects the reporting of assets, liabilities or results of operations, except as required by GAAP or applicable Law;

(k)          the Company has not engaged in any reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(l)          the Company has not purchased or otherwise acquired any assets or made any capital expenditures other than in the Ordinary Course of Business and involving amounts in excess of $5,000 individually or $25,000 in the aggregate;

(m)         the Company has not created, incurred, assumed or otherwise become liable, or agreed to create, incur, assume or otherwise become liable, with respect to any Indebtedness or granted any Encumbrance (other than any Permitted Encumbrance) with respect to the Assets other than in the Ordinary Course of Business and involving amounts in excess of $25,000 individually or $75,000 in the aggregate;

(n)          other than as described in paragraph (h) above, the Company has not made any loan to any third Person other than trade payables in the Ordinary Course of Business;

(o)          the Company has not: (i) made any material change in the benefits provided or compensation payable or to be provided or to become payable to any of its members, managers, officers, employees, agents, independent contractors or any of their respective Affiliates (other than increases in the Ordinary Course of Business); (ii) granted any severance or termination pay to, or entered into or materially amended any employment, severance or other agreement or arrangement with, members, managers, officers, employees, agents, independent contractors or any of their respective Affiliates, other than in the Ordinary Course of Business; (iii) established, adopted or entered into or materially amended any bonus, incentive, deferred compensation, profit sharing, equity option or purchase, insurance, pension, retirement or other Employee Benefit Plan; (iv) taken any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan; or (v) entered into or materially amended any collective bargaining agreement, labor contract, or other Contract with any labor organization or union;

(p)          the Company has not cancelled or terminated any Insurance Policy or failed to maintain any Insurance Policy in full force and effect without obtaining comparable substitute insurance coverage;

(q)          the Company has not (i) closed or reduced any of its activities or effected any layoff or personnel reduction other than in the Ordinary Course of Business or (ii) effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;

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(r)          the Company has not sold, transferred, licensed, sublicensed or otherwise disposed of any material Company Intellectual Property, or amended or modified in any material respect any existing agreements or rights with respect to any material Company Intellectual Property;

(s)          the Company has not extended any offers of employment or engaged any consultants or independent contractors who, in each case, would receive cash compensation at a rate in excess of $100,000 per year and, in the case of any consultant or independent contractor, whose relationship with the Company is not terminable without liability on prior notice of 60 days or less;

(t)          except in the Ordinary Course of Business, the Company has not compromised, settled or agreed to settle any one or more Proceedings for any amount exceeding $5,000 individually or $25,000 in the aggregate, or instituted any Proceeding;

(u)          the Company has not acquired (including by merger, consolidation, or acquisition of Equity Interests or assets) any Person or any division thereof; and

(v)          the Company has not agreed to do any of the foregoing.

Section 2.8          Undisclosed Liabilities. The Company has no Liabilities that would be required to be disclosed on a balance sheet or the footnotes thereto prepared in accordance with GAAP except for Liabilities: (a) reflected on or adequately reserved against on the Recent Balance Sheet; (b) disclosed or reflected on Schedule 2.8; (c) incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet and that do not relate to or arise from any breach of Contract or violation of Law by the Company and would not reasonably be expected to exceed $10,000 individually or $25,000 in the aggregate; (d) included in the calculation of Final Closing Date Net Working Capital or Closing Date Debt; (e) for Closing Date Pre-Closing Taxes; or (f) arising under the transactions contemplated by this Agreement.

Section 2.9          Legal Compliance          .

(a)          The Company has all material permits, licenses, approvals, consents, waivers, qualifications, exemptions and authorizations by or of, or notices, filings and registrations with, any Governmental Body necessary to conduct the Business and own the Assets as currently conducted and owned, other than those which, if not obtained and in full force and effect would not, individually or in the aggregate, reasonably be expected to adversely affect the Company in any material respect (collectively, the “Licenses”). A true, correct and complete list of the Licenses is set forth on Schedule 2.9(a). All Licenses are valid, binding and in full force and effect. The Company is, and since December 31, 2014 has been, in compliance in all material respects with all Licenses. The Company has not received any written notice from any Governmental Body regarding revocation, suspension, lapse or limitation or amendment of any License, and to Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any License.

(b)          Other than Laws and Orders relating to Tax matters, labor and employment matters, ERISA and employee benefit matters, and environmental matters, to the extent referenced in Sections 2.10, 2.16, 2.17 and 2.18, respectively, and except as set forth on Schedule 2.9(b), the Company is, and since December 31, 2014 has been, in compliance in all material respects with all Laws and Orders, and the Company has not received written notice of any claims or charges that are pending against the Company or, to Seller’s Knowledge, threatened against the Company or any of its officers, managers or employees (in their respective capacities as such) with respect to any violation of any Law or Order.

Section 2.10        Tax Matters. Except as set forth on Schedule 2.10:

(a)          all Company Tax Returns that were required to have been filed were timely filed, or caused to be filed, in accordance with applicable Law and all such Company Tax Returns are true, correct, and complete in all material respects;

(b)          all Company Taxes due and payable (whether or not shown on any Company Tax Return) have been duly and timely paid in full, or caused to be paid in full, on or prior to the Closing Date;

(c)          the Company has properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Period or the portion ending on the Closing Date of any Straddle Period;

(d)          there are no ongoing or pending Proceedings by any Taxing Authority against the Company or Company Subsidiary and no written notification has been received by the Company or Company Subsidiary threatening any such Proceeding and to Seller’s Knowledge, no event has occurred or circumstances exist that, with or without notice or lapse of time or both, would reasonably be expected to result in any Taxing Authority assessing any additional Taxes with respect to any Company Tax or for any period for which Company Tax Returns have been filed;

(e)          since December 31, 2014 no written claim has been made by a Governmental Body in a jurisdiction where neither the Company nor Company Subsidiary files Company Tax Returns that the Company or Company Subsidiary is or may be subject to taxation in such jurisdiction;

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(f)          neither the Company nor Company Subsidiary has requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Taxing Authority or signed a closing or other agreement with any Taxing Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law);

(g)          neither the Company nor Company Subsidiary has modified, extended, or waived any statute of limitations in respect of Company Taxes or Company Tax Returns or agreed to any extension of time with respect to any Company Tax assessment or deficiency;

(h)         any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Returns that is due and owing has been paid to all Taxing Authorities in accordance with applicable Law;

(i)          neither the Company nor Company Subsidiary is currently the beneficiary of any extension of time within which to file any Company Tax Return and there is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return;

(j)          neither the Company nor Company Subsidiary is a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 280G, Code Section 162, Code Section 404, or any similar provision of applicable Law or (ii) could become subject to Code Section 409A or any similar provision of applicable Law;

(k)          neither the Company nor Company Subsidiary has any liability for Taxes pursuant to Code Section 4980H;

(l)          the Company and Company Subsidiary have withheld all Taxes required to have been withheld, deposited, collected, paid, remitted, or otherwise, in connection with amounts paid or owing to any employee, independent contractor, creditor, equity-holder, customer, client (or employees of customers and/or clients) or other third Person, and has timely remitted and reported all such Taxes (including, but not limited to, Code Section 3402) to the proper Governmental Body in accordance with applicable Laws;

(m)         neither the Company nor Company Subsidiary is or will be required to include any item of income in, or exclude any item of deduction from, U.S. federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting, or use of an improper method of accounting, (ii) any installment sale or open transaction, (iii) any prepaid amount, refund or credit, or (iv) any election under Code Section 108(i);

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(n)          none of the Company, Company Subsidiary, Seller, or Seller Control Person is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other Contractual obligation (the primary purpose of which is to share or indemnify Taxes) to pay the Taxes of another Person (other than Seller, Seller Control Person, the Company, and the Company Subsidiary);

(o)          no Company Tax Return has even been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including a consolidated U.S. federal income Tax return) taking into account any income, sale, asset of or any activity conducted by any other Person (other than Seller, Seller Control Person, the Company, and the Company Subsidiary);

(p)          neither the Company nor Company Subsidiary has any Liability for the Taxes of another Person (other than Seller, Seller Control Person, the Company, and the Company Subsidiary) as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, or by operation of Law;

(q)          neither the Company nor Company Subsidiary has ever been a party to any “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(1) or a “listed transaction” as set forth in Treasury Regulations section 301.6111-2(b)(2) or any analogous provision of state or local Law;

(r)          the Company is and always has been a validly electing “S” corporation within the meaning of Code Sections 1361 and 1362 or a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B) up to, including, and through the Closing Date;

(s)          the Company Subsidiary is and always has been a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B) up to, including, and through the Closing Date;

(t)          Seller is and always has been a disregarded entity for U.S. federal and state income tax purposes up to, including, and through the Closing Date;

(u)          Seller Control Person is and always has been a validly electing “S” corporation within the meaning of Code Sections 1361 and 1362 and will be an “S” corporation up to, including, and through the Closing Date;

(v)          Seller Control Person is and always has been a validly electing “S” corporation for state or local income tax purposes up to, including, and through the Closing Date;

(w)          no election under Code Section 338 or any similar provision of applicable law has been made, or is required to be made, by or with respect to the Company or Company Subsidiary;

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(x)          none of Seller Control Person, Seller, the Company, or the Company Subsidiary has potential liability for any Tax under Code Section 1374;

(y)          neither the Company nor Company Subsidiary has (i) acquired assets from another corporation in a transaction in which Company or Company Subsidiary’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary;

(z)          neither the Company nor Company Subsidiary has had any (i) place of management, (ii) branch, (iii) office (or any other place of business), (iv) operations of employees, (v) agent with binding authority or (vi) other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the United States;

(aa)        there are no Encumbrances for any Tax upon any assets owned by the Company or Company Subsidiary (other than Permitted Encumbrances);

(bb)       none of the assets of the Company or Company Subsidiary are “tax-exempt use property” within the meaning of Code Section 168(h) or directly or indirectly secure any debt the interest on which is tax exempt under Code Section 103(a);

(cc)        neither the Company nor Company Subsidiary has assets (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467;

(dd)       none of the assets of the Company or Company Subsidiary includes an interest in any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income tax purposes or any stock of a “controlled foreign corporation” as defined in Code Section 957 (or any similar provisions of state, local, or foreign law) or “passive foreign investment company” within the meaning of Code Section 1297;

(ee)        Seller Control Person is a “United States person” within the meaning of Code Section 7701(a)(30);

(ff)         neither the Company nor Company Subsidiary has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361;

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(gg)       neither the Company nor Company Subsidiary has participated in or is participating in an international boycott within the meaning of Code Section 999;

(hh)       neither the Company nor Company Subsidiary has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, or transferred an intangible asset the transfer of which would be subject to the rules of Code Section 367(d);

(ii)          neither the Company nor Company Subsidiary have any item of income which could constitute subpart F income within the meaning of Code Section 952 for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date;

(jj)          neither the Company nor Company Subsidiary has ever been treated (including under any double taxation arrangement) as resident for any Tax purpose in any jurisdiction other than the United States;

(kk)        Seller has provided to Buyer correct and complete copies of all Company Tax Returns since December 31, 2014 and all audit reports, statement of deficiencies, closing agreements, letter rulings, or technical advice memoranda relating to any Company Tax or Company Tax Return;

(ll)          Schedule 2.10 identifies each Company Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B), and each Company Subsidiary so identified has been a “qualified subchapter S subsidiary” at all times since the date shown on Schedule 2.10 up to, including, and through the Closing Date (or its earlier dissolution);

(mm)      Schedule 2.10 sets forth a list of all jurisdictions (foreign or domestic) to which any Company Tax has ever been paid or in which any Company Tax Return has ever been filed, a description of each Company Tax or Company Tax Return, and the relevant Tax periods; and

(nn)       Schedule 2.10 sets forth a list of all jurisdictions (foreign and domestic) in which any Company Tax or Company Tax Return has ever been the subject of any Proceeding, a description of each such Company Tax or Company Tax Return, and the relevant Tax periods.

Section 2.11        Real Property.

(a)          The Company does not own any real property.

(b)          Schedule 2.11(b) sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such Leased Real Property. Except for customer sites at which employees and independent contractors perform their services on behalf of the Company, the Leased Real Property constitutes all real property and interests in real property used, owned, held or occupied by the Company in connection with the Business. True, complete and accurate copies of the Leases have been delivered to Buyer. With respect to each Lease, except as set forth on Schedule 2.11(b):

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(i)          such Lease is legal, valid, binding, enforceable and in full force and effect against the Company and, to Seller’s Knowledge, each other Person party thereto;

(ii)        such Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following Closing and the consummation of the transactions contemplated by this Agreement will not constitute a breach or default under such Lease or otherwise give landlord a right to terminate such Lease;

(iii)       the Company is in sole possession of the Leased Real Property and no other person has any right to the possession, use, occupancy or enjoyment of the Leased Real Property. The Company has valid leasehold interests in the Leased Real Property leased by it, in each case, free and clear of all mortgages and liens granted by the Company (other than Permitted Encumbrances);

(iv)       the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Lease and no option has been exercised under any such Lease;

(v)        all public utilities required for the operation of the Leased Real Property and necessary for the conduct of the Business are installed and operating;

(vi)       to Seller’s Knowledge, the Leased Real Property and fixtures and improvements thereon are in good operating condition without material structural defects, ordinary wear and tear and routine maintenance excepted; and

(vii)        neither the Company, the Landlord nor, to Seller’s Knowledge, any other Person party to such Lease is in breach or default under such Lease and no amount due under such Lease remains unpaid, no controversy, claim, dispute or disagreement exists between any of the parties to such Lease and, to Seller’s Knowledge, no event has occurred which with the passage of time or giving of notice, or both, would constitute a default under such Lease. No security deposit under such Lease has been applied by landlord.

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Section 2.12      Intellectual Property.

(a)          Schedule 2.12(a) contains a complete and accurate list of all of the following: (i) all Intellectual Property that is owned by the Company, including, but not limited to all (a) patents and patent applications (“Company Patents”); (b) registered and unregistered trademarks, trade dress, service marks, trade names, business names, designs, logos, and slogans (“Company Marks”); (c) Internet domain names (“Company Domains”); (d) social media accounts (“Company Social Media”); and (e) registered and material unregistered copyrights (“Company Copyrights” and, together with Company Patents, Company Marks, Company Domains and Company Social Media hereinafter defined as “Company Intellectual Property”); (ii) all licenses, sublicenses or other Contracts under which the Company is granted rights by others in Intellectual Property that are used by the Company in connection with the operation of the Business as currently conducted (other than commercial off the shelf software that is made available for a total annual cost of less than $25,000) (“Other Intellectual Property”); and (iii) all licenses, sublicenses or other Contracts under which the Company has granted rights to others in Company Intellectual Property that is used by the Company in connection with (and material to) the operation of the Business as currently conducted. The Company is the sole owner of all right, title and interest in and to the Company Intellectual Property and has the right to use the Company Intellectual Property without the payment of any royalties or other amounts to any other Person. All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Company Intellectual Property prior to the Closing have been paid.  Without limiting the generality of the foregoing, all assignments from Persons necessary to vest ownership in the Company of any Company Intellectual Property have been obtained and properly recorded. The Company has a valid right to use the Other Intellectual Property described in clause (ii) above in the manner currently used by the Company.

(b)          Except as set forth on Schedule 2.12(b):

(i)          all rights to the Company Intellectual Property are in full force and effect, are held in the name of the Company, and are not, to Seller’s Knowledge, the subject of any Proceeding challenging scope, effect or validity and are currently in compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(ii)          to Seller’s Knowledge, since December 31, 2014, the Company has not infringed or misappropriated, and is not currently infringing or misappropriating, any Intellectual Property that is owned or alleged to be owned by others;

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(iii)         since December 31, 2014 the Company has not received any written notice with respect to any alleged infringement or unlawful or improper use of any Intellectual Property owned or alleged to be owned by others;

(iv)         to Seller’s Knowledge, no reasonable basis exists upon which a claim may be asserted against the Company for infringement, misappropriation or unlawful or improper use of any Intellectual Property owned or alleged to be owned by others;

(v)          the Company has not made any written claim or sent any written notice that a Person is infringing on the Company Intellectual Property;

(vi)         to Seller’s Knowledge, no Person is infringing or misappropriating any of the Company Intellectual Property;

(vii)        the Company has provided Buyer with true, correct and complete copies of all Contracts relating to Intellectual Property used in the operation of the Business to which the Company is a party; and

(viii)       no Order has been rendered by any Governmental Body, and no Contract, consent or stipulation exists that limits the Company’s use or enjoyment of any right in the Company Intellectual Property.

Section 2.13      Contracts.

(a)          Schedule 2.13(a) lists the following Contracts to which the Company is a party (collectively, the “Material Contracts”):

(i)          any Contract that involves the expenditure or receipt of more than $25,000 annually that is not terminable by the Company without penalty on notice of 90 days or less, other than purchase orders for inventory and sale of products or services in the Ordinary Course of Business;

(ii)          any Contract with a Material Customer;

(iii)         any Contract related to Indebtedness or any Encumbrance;

(iv)         any Contract that: (A) contains a non-competition covenant by the Company in any line of business or in any geographical area or other covenant restricting providing the services of the Company; or (B) grants exclusivity of the marketing, sale or provision of any of the services of the Company to any Person;

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(v)          any Contract for the employment of any individual on a full-time, part-time, consulting or other basis resulting in annual base compensation in excess of $25,000, and any severance agreement, non-compete, confidentiality, trade secrets, change of control bonus or similar agreement with or by employees of the Company(other than standard Contracts containing non-compete, confidentiality or trade secret provisions benefitting the Company that do not contain any severance, change of control bonus or similar arrangements);

(vi)        any agency, distributor, sales representative, franchise or similar Contract to which the Company is a party pursuant to which the Company has received or paid during the immediately preceding calendar year aggregate payments in excess of $25,000;

(vii)        any Contract under which the Company has made an advance or loan in excess of $25,000 to any other Person (other than extensions of credit to customers in the Ordinary Course of Business and other than routine loans to employees and independent contractors and advances to employees or independent contractors related to employment or engagement, including the advancement of any travel, entertainment or other business related expenses);

(viii)      any pledge, conditional sale or title retention agreement, security agreement, personal property lease and lease purchase agreement to or from any Person providing for aggregate lease payments in excess of $25,000 in any 12-month period;

(ix)         any Contract with Seller or any Affiliate thereof;

(x)         any Contract concerning the sale or acquisition (by merger, purchase or sale of assets or stock or otherwise) of a business or a portion thereof or assets relating thereto;

(xi)        any Contract concerning a partnership or joint venture;

(xii)       any Contract that provides for capital expenditures in excess of $5,000, for any single project, or in excess of $25,000, in the aggregate;

(xiii)      any Contract that provides the counterparty with a power of attorney to bind the Company;

(xiv)      any Contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into in the Ordinary Course of Business or in connection with the sale process of the Company; and

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(xv)          any Contract that is material to the Company or the Business and not otherwise listed pursuant to this Section 2.13(a).

(b)          Each Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company. Neither the Company nor, to Seller’s Knowledge, any other Person party thereto, is in breach or default in any material respect and, to Seller’s Knowledge, no event has occurred which with or without notice or lapse of time would constitute such a material breach or default or permit termination, modification or acceleration, under any Material Contract. The Company has not received written notice that any party to a Material Contract intends to cancel, not renew or terminate such Material Contract or to exercise or not exercise any option under such Material Contract and, to Seller’s Knowledge, no party to a Material Contract intends to cancel, not renew or terminate such Material Contract.

(c)          Seller has made available to Buyer true, correct and complete copies of all written Material Contracts and a written summary of any oral Material Contracts, if any.

Section 2.14      Insurance. A complete list, as of the date of this Agreement, of all Insurance policies (the “Insurance Policies” and each an “Insurance Policy”) currently held by the Company covering any Assets is contained on Schedule 2.14. All Insurance Policies: (a) are in full force and effect and (b) are sufficient for compliance by the Company with applicable requirements of Law and of all Material Contracts. All premiums with respect to such Insurance Policies have been paid on a timely basis, the Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy, and no written notice of cancellation or termination has been received by the Company with respect to, and to Seller’s Knowledge, no threat has been made to cancel, any Insurance Policy. Except as set forth on Schedule 2.14, there are no pending claims against such insurance by the Company as to which the insurer has denied coverage or otherwise reserved rights. The Company has not been refused any insurance, nor had its coverage limited, by any insurance carrier since December 31, 2014. Excluding Insurance Policies that have expired and have been replaced in the Ordinary Course of Business, no Insurance Policy has been cancelled within the last two years. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 2.15        Litigation. Except as set forth on Schedule 2.15, to Seller’s Knowledge, there is no investigation or review pending or threatened by any Governmental Body with respect to the Company. Except as set forth in Schedule 2.15, there are no: (a) Proceedings pending or, to Seller’s Knowledge, threatened against the Company or any of its Assets, or, to Seller’s Knowledge, against or involving any officer, manager, member or employee of the Company (in their respective capacities as such) at law or in equity; and (b) Orders pending or, to Seller’s Knowledge threatened, with respect to the Company or any of its Assets.

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Section 2.16        Employees.

(a)          Schedule 2.16(a) sets forth a true, correct and complete list as of the date specified in such Schedule showing each employee of the Company. With respect to each employee, Schedule 2.16(a) contains the name, job title, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, annual base salary, whether paid on a salary, hourly or commission basis and annual bonus and commission potential.

(b)          Except as set forth on Schedule 2.16(b):

(i)          the Company has not been party to or bound by any collective bargaining Contract, labor Contract or other Contract with any union or labor organization covering wages, hours or terms or conditions of employment;

(ii)         to the Knowledge of Seller, there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

(iii)        there is no pending labor strike, work stoppage or lockout or, to Seller’s Knowledge, other material labor dispute affecting the Company;

(iv)        the Company is and has been in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, equal employment opportunity, child labor, immigration, affirmative action, plant closures and layoffs, disability rights or benefits, work place safety and health, terms and conditions of employment, employee leave issues, wages and hours, unemployment insurance, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of any independent contractor who has in the past or currently provides services to the Company;

(v)         the Company is not delinquent in any payments for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any products sold or services performed for it;

(vi)       there are no, and within the last two years there have been no, grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened against the Companying any judicial, regulatory or administrative forum;

(vii)       to Seller’s Knowledge, no employment policy or practice of the Company is currently being audited or investigated;

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(viii)      the Company is not, and within the last two years the Company has not been, subject to any Order or private settlement Contract in respect of any labor or employment matters;

(ix)         the Company is and has been in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986; and

(x)          all employees of the Company are employed on an at-will basis.

(c)          The Company is not a joint employer with any of its vendors or any other Person.

This Section 2.16 contains the sole and exclusive representations and warranties of Seller and the Company with respect to labor and employee matters.

Section 2.17        Employee Benefits.

(a)          Schedule 2.17 lists each material Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes.

(b)          Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination, advisory opinion or approval letter from the IRS with respect to such qualification, or may rely on an advisory opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to Seller’s Knowledge, no event has occurred that would cause any Employee Benefit Plan to lose such qualification.

(c)          Each Employee Benefit Plan is and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms. No Proceeding is pending or, to Seller’s Knowledge, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, other than claims for the payment of benefits in the ordinary course of business. All payments and contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued or are being administered in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

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(d)          Neither the Company nor any ERISA Affiliate has ever maintained any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multi-Employer Retirement Plan, and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(e)          None of the Employee Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law), and the Company has not ever promised to provide such post-termination benefits.

(f)          Neither the Company nor any of its respective ERISA Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(g)          Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to Seller’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h)          No Employee Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

(i)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, manager or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, manager or consultant of the Company or an ERISA Affiliate.

This Section 2.17 contains the sole representations and warranties of Seller and the Company with respect to employee benefit matters.

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Section 2.18    Environmental. The Company is and has always been in compliance in all material respects with all applicable Environmental Laws. The Company has not received any written notice relating to any actual or alleged violation of Environmental Laws or any potential Environmental Liabilities and, to Seller’s Knowledge, no such notice or liability is threatened. To Seller’s Knowledge, there has been no release, transportation, storage, treatment or disposal by the Company at, to or from the Leased Real Property of any Hazardous Substance in violation of Environmental Laws or requiring cleanup or remediation by the Company pursuant to Environmental Laws, with respect to the Business or Assets or any real property currently operated or leased by the Company. The Company has not received written notice that any real property currently operated or leased by the Company has been contaminated with any Hazardous Substance that would reasonably be expected to result in Environmental Liability against, or a violation of any Environmental Law by, the Company. The Company has not entered into or agreed to, and is not subject to any judgment, decree or order of any Governmental Body under any Environmental Laws, or has retained or assumed, by contract or operation of Law, any liabilities or obligations of any other Person under Environmental Law. Neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated thereby will require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law.

This Section 2.18 contains the sole representations and warranties of Seller and the Company with respect to environmental matters.

Section 2.19       Affiliate Transactions. Schedule 2.19 sets forth a list of each Contract by and between the Company, on the one hand, and Seller, any Seller Control Person or any member, manager, officer, employee or Affiliate thereof, on the other hand, each of which will be terminated prior to the Closing.

Section 2.20       Customers. Schedule 2.20 lists the ten (10) largest customers of the Business (based on total revenues received by the Company on a collective basis from such customer) for each of the 12-month periods ending December 27, 2015 and January 1, 2017 (such customers, the “Material Customers”). Since January 1, 2017 through the date of this Agreement, the Company has not received any notice from any Material Customer stating that such customer will cease in its entirety or will substantially reduce its purchase of products or services from the Company. To Seller’s Knowledge, the consummation of the transactions contemplated by the Transaction Documents will not adversely affect the business relationship heretofore maintained by the Company with any Material Customer.

Section 2.21       Accounts Receivable. Except as set forth on Schedule 2.21, all accounts receivable of the Company, whether or not reflected in the Recent Balance Sheet, (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business and (b) subject to a reserve for bad debts shown on the Recent Balance Sheet or, with respect to accounts receivable arising after the Recent Balance Sheet, on the accounting records of the Company provided to Buyer in writing, are collectible in full within 90 days after billing.

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Section 2.22      Illegal Payments; FCPA. Neither the Company nor any of their respective Affiliates, nor any manager, officer, agent, employee or other Person acting on behalf of the Company has, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti-bribery Laws (collectively, “Anti-Bribery Laws”), including by: (a) the use of any company funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity; (b) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from company funds; (c) making or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; or (d) establishing or maintaining any unlawful fund of corporate monies or other properties.

Section 2.23      Broker’s Fees. Neither the Company or Seller nor anyone acting on their behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or, if Closing occurs, the Company will be liable.

Section 2.24    Books and Records. Except as set forth on Schedule 2.24, all of the minute books and stock record books of the Company have been made available to Buyer. At the Closing, all of those books and records will be in the possession of the Company.

Section 2.25       No Other Representations or Warranties. Other than the representations and warranties expressly made by Seller in this Article 2 or Article 3 (such representations and warranties collectively, the “Seller Express SPA Representations”), neither Seller nor any Person acting on its behalf has made, nor will be deemed to have made, any representation or warranty in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. In particular and without limiting the generality of the foregoing, except as expressly covered by a Seller Express SPA Representation, neither Seller nor any Person acting on its behalf has made any representation or warranty to Parent, Buyer or their respective Representatives: (a) with respect to any information set forth in any information or materials distributed by or on behalf of Seller, the Company or any of their respective Representatives and any other confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Company, the Business, the Assets, the Stock, Seller or otherwise furnished to Parent, Buyer or their respective Representatives or made available to Parent, Buyer or their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; or (b) concerning any projections, estimates or budgets, written or oral, with respect to future revenues, expenses, expenditures, future results of operations or otherwise.

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Article 3

Representations And Warranties REGARDING SELLER

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, Seller makes the following additional representations and warranties to Buyer.

Section 3.1         Organization; Authorization. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite power and authority to carry on its businesses. Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is (or will be) a party and to perform Seller’s obligations thereunder. Each of this Agreement and the other Transaction Documents to which Seller is (or will be) a party has been (or will be) duly executed and delivered by Seller and constitutes (or will constitute) the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.2      Noncontravention. Neither the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is (or will be) a party nor the performance by Seller of its obligations hereunder or thereunder will, with or without the notice or passage of time (or both): (a) violate any Law or Order to which Seller is subject or any provision of Seller’s Organizational Documents; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party thereto the right to accelerate, terminate, modify or cancel or require any notice under any Contract or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s assets are subject; or (c) result in the creation or imposition of any Encumbrance upon the Stock to be purchased from Seller pursuant to this Agreement. Seller is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

Section 3.3        Stock. Seller has record and beneficial ownership of 100% of the Stock, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws and as set forth in the Organizational Documents of the Company). Except as set forth in the Organizational Documents of the Company, Seller is not a party to any option, warrant, purchase right or other Contract other than this Agreement that requires Seller to sell, transfer or otherwise dispose of any Stock, or that gives any other Person any rights with respect to any Stock. Except as set forth in the Organizational Documents of the Company, Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Stock.

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Section 3.4      Proceedings. There are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller: (a) that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to prevent or delay in any material respect the ability of Seller to perform Seller’s obligations under and consummate the transactions contemplated by this Agreement.

Section 3.5         Reliance. Seller acknowledges that, except as expressly set forth in Article 4 or Section 10.13 or any other Transaction Document, neither Parent nor Buyer is making and will not be deemed to have made, and Seller is not relying on, any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, in connection with or with respect to the transactions contemplated herein. Any representations and warranties other than those expressly set forth in Article 4 or Section 10.13 or any other Transaction Document are disclaimed by Parent and Buyer.

Section 3.6         Broker’s Fees. Neither Seller nor anyone acting on Seller’s behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or, if Closing occurs, the Company will be liable. Buyer will be responsible for any unpaid fees and expenses due Oberon Securities, LLC related to the transactions contemplated by this Agreement.

Article 4

Representations And Warranties Of PARENT AND Buyer

Each of Parent and Buyer, jointly and severally, makes the following representations and warranties to Seller.

Section 4.1        Organization. Each of Parent and Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Buyer has all requisite corporate power and authority to carry on its businesses.

Section 4.2         Authorization. Each of Parent and Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will be) a party and to perform its obligations thereunder, subject to receipt of Bankruptcy Court Approval. The execution and delivery by Parent and Buyer of each of this Agreement and the other Transaction Documents to which it is (or will be) a party, and the performance by each of Parent and Buyer of its obligations thereunder, have been duly authorized by all requisite organizational action of Parent and Buyer, subject to receipt of Bankruptcy Court Approval. Each of this Agreement and the other Transaction Documents to which Parent or Buyer is (or will be) a party has been (will be) duly executed and delivered by Parent and/or Buyer, as applicable, and constitutes (or will constitute) the valid and legally binding obligation of Parent and/or Buyer, as applicable, enforceable against Parent and/or Buyer, as applicable, in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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Section 4.3         Parent/Buyer Relationship. Parent is the sole stockholder of Buyer and has the corporate power and authority to direct Buyer to perform its obligations under this Agreement and the other Transaction Documents.

Section 4.4        Noncontravention. After giving effect to the Bankruptcy Court Approval (assuming that it is obtained), neither the execution and delivery by Parent or Buyer of this Agreement and the other Transaction Documents to which either Parent or Buyer is (or will be) a party nor the performance by either Parent or Buyer of its obligations hereunder or thereunder will, with or without the notice or passage of time (or both): (a) violate any Law or Order to which Parent or Buyer is subject or any provision of their respective Organizational Documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract or other arrangement to which Parent or Buyer is a party or by which Parent or Buyer is bound or to which any of their assets are subject. Except for any notices, filings, authorizations, consents or approvals of any Governmental Body obtained prior to the Closing, neither Parent nor Buyer is required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

Section 4.5        Proceedings. Except for the Bankruptcy Cases, there are no Proceedings pending or, to the knowledge of Parent or Buyer, threatened against either of Parent or Buyer that: (a) question the validity of this Agreement or any action taken or to be taken by Parent or Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually and in the aggregate, would reasonably be expected to prevent or delay in any material respect the ability of Parent and/or Buyer to perform their obligations under and consummate the transactions contemplated by this Agreement. Parent and Buyer acknowledge that the applicable timeframes set forth in this Agreement with respect to the Bankruptcy Cases (including in the definition of “Exclusivity Period”) reflect the Parties’ negotiated accommodation for any delays or prohibitions arising in the Bankruptcy Cases.

Section 4.6         Investment Intent. Buyer is acquiring the Stock for investment and not with a view to any resale or distribution thereof in violation of any applicable securities Laws.

Section 4.7         Financing. Buyer’s obligations hereunder are not subject to any conditions regarding Buyer’s ability to obtain financing for the completion of the transactions contemplated by this Agreement. Subject to receipt of Bankruptcy Court Approval, Parent and Buyer will have, or will have available, liquid funds in an amount sufficient to complete the transactions contemplated by this Agreement (including the payment in full of the Purchase Price).

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Section 4.8         Solvency. Assuming: (a) that the representations and warranties of Seller set forth in Article 2 and Article 3 are true and correct in all material respects as of Closing; (b) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 6.1 (including but not limited to Parent’s receipt of Bankruptcy Court Approval); and (c) that the Company will immediately prior to Closing be Solvent, immediately following Closing, after giving effect to the transactions contemplated by this Agreement (including the payment of all related fees and expenses), Parent, Buyer and the Company will be Solvent as of the Closing. No transfer of property is being made by (or at the direction of) Parent or Buyer, and no obligation is being incurred by (or at the direction of) Parent or Buyer, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

Section 4.9        Inspection. Parent and Buyer are informed and sophisticated Persons and have engaged expert advisors experienced in the evaluation and acquisition of companies as contemplated hereunder. Parent and Buyer, together with their Representatives, have undertaken such investigation as they deem necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents. Parent, Buyer and their Representatives have been afforded the opportunity to obtain additional information necessary to verify the accuracy of the representations and warranties made by Seller and the Company hereunder and to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents. Parent and Buyer acknowledge that: (a) Seller has given Parent, Buyer and their Representatives access to the Books and Records and the tangible Assets; and (b) there are uncertainties inherent in making and preparing any financial projection or forecast, written or oral, relating to the Company or the Business delivered by or on behalf of Seller, the Company, or their respective representatives to Parent, Buyer or their representatives, and that Parent and Buyer are familiar with such uncertainties and are each taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections and forecasts furnished to it.

Section 4.10       Broker’s Fees. Neither Parent, Buyer nor anyone acting on their behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Seller (or, if Closing does not occur, Seller or the Company) will be liable.

Section 4.11      Reliance. Each of Parent and Buyer acknowledges, consents and agrees to the limitations with respect to the representations and warranties of Seller set forth in Section 2.25, including the disclaimer by Seller of all representations and warranties other than Seller Express SPA Representations. Without limiting the generality of the foregoing, each of Parent and Buyer specifically disclaims that it is relying upon or has relied upon (and acknowledges that Seller has disclaimed) any representations or warranties of any kind, nature or description, whether express or implied, at Law or in equity, that may have been made by any Person in connection with or with respect to the transactions contemplated herein, the Stock, the Business, the Assets, the Company, Seller or otherwise or with respect to any information or documents (financial or otherwise) made available to Parent, Buyer or their Representatives (other than Seller Express SPA Representations), and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty; (b) disclaims any obligation or duty by Seller, the Company, their respective Affiliates or any other Person (and acknowledges that Seller has disclaimed any obligation or duty of any such Person) to make any disclosures of fact not expressly required to be disclosed pursuant to Seller Express SPA Representations; and (c) release and forever discharge Seller and the other Seller Indemnified Parties with respect to any and all Liabilities and claims relating to any representation, warranty, obligation or duty so disclaimed by Seller.

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Section 4.12      R&W Insurance. An unsigned, true, correct and complete copy of the non-binding term sheet dated January 26, 2017 issued by Euclid Transactional, LLC with respect to the representations and warranties of Seller under this Agreement is attached hereto as Exhibit A.

Section 4.13      No Other Representations or Warranties. Neither Parent nor Buyer has made, nor will be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as expressly made by it in this Article 4 or Section 10.13 or any other Transaction Document.

Article 5

Covenants And Agreements

Section 5.1       Conduct Pending Closing.

(a)         From the date of this Agreement to the Closing Date, the Company will, and Seller will cause the Company to, conduct the Business in the Ordinary Course of Business and exercise commercially reasonable efforts to preserve intact its business organization, customer and supplier relationships and goodwill, except, in any case, for actions: (i) taken with Buyer’s prior written consent; (ii) expressly permitted or required by this Agreement or any other Transaction Document; (iii) required to be taken by applicable Law; (iv) that are reasonably necessary to prepare for the consummation of the transactions contemplated hereby; or (v) described on Schedule 5.1.

(b)         Without limiting the generality of Section 5.1(a), from the date of this Agreement to the Closing Date, the Company will not, and Seller will cause the Company not to, directly or indirectly, take any action within its control that would have required disclosure on Schedule 2.7 had such action occurred prior to the date hereof, except for actions: (i) taken with Buyer’s prior written consent; (ii) expressly permitted or required by this Agreement or any other Transaction Document; (iii) required to be taken by applicable Law; (iv) that are reasonably necessary to prepare for the consummation of the transactions contemplated hereby; or (v) described on Schedule 5.1.

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(c)         During the Exclusivity Period, Seller and the Company will, and will cause their respective Affiliates and Representatives to, cease any and all discussions or negotiations with any Person other than Parent, Buyer and their designated Representatives with respect to, and deal exclusively with Parent, Buyer and their designated Representatives regarding, any acquisition of, or investment in, the Company or the Business, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests (including the Stock), purchase of assets or otherwise (an “Alternative Transaction”). During the Exclusivity Period, without the prior written consent of Buyer, Seller and the Company will not, and will cause their respective Affiliates and Representatives not to (directly or indirectly):

(i)          solicit, initiate, encourage or respond to any proposal or inquiry from, or otherwise engage in any negotiations, discussions or other communications with, any other Person in contemplation of or relating to any Alternative Transaction;

(ii)          provide or furnish information or documentation to any other Person with respect to the Company, the Business or the Assets in furtherance of any Alternative Transaction; or

(iii)         enter into any Agreement of intent, Contract or understanding with any other Person in respect of any Alternative Transaction.

(d)         During the Exclusivity Period, Parent and Buyer will, and will cause their respective Affiliates and Representatives to, cease any and all discussions or negotiations with any Person other than Seller, the Company and their designated Representatives with respect to any acquisition transaction that would (1) reasonably be expected to prevent or delay in any material respect the ability of Parent or Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement or (2) require the use of any of Buyer’s or Parent’s available cash (a “Replacement Transaction”) for the acquisition of the Company as set forth in this Agreement. During the Exclusivity Period, without the prior written consent of Seller, Parent and Buyer will not, and will cause their respective Affiliates and Representatives not to (directly or indirectly):

(i)          solicit, initiate, encourage or respond to any proposal or inquiry from, or otherwise engage in any negotiations, discussions or other communications with, any other Person in contemplation of or relating to any such Replacement Transaction;

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(ii)          provide or furnish information or documentation to any other Person with respect to Parent or Buyer in furtherance of any such Replacement Transaction; or

(iii)         enter into any Agreement of intent, Contract or understanding with any other Person in respect of any such Replacement Transaction.

(e)         On or before the 1st and 15th day (or the first Business Day thereafter if such day is not a Business Day) of each calendar month during the term of this Agreement beginning on February 15, 2017, Parent and Buyer shall confirm to Seller and the Company in writing (the “Confirmation”) that (1) Buyer remains willing and able to proceed with the transactions contemplated by this Agreement for the consideration and upon and subject to the other terms and conditions described in this Agreement and (2) no condition contained in Section 6.1 is reasonably unlikely to be satisfied on or before the Closing Date. In the event that Parent and Buyer do not timely deliver any such Confirmation to Seller and the Company, the obligations of Seller and the Company and their respective Affiliates contained in Section 5.1(c) shall automatically terminate and without any notice or other action by Seller or the Company; provided, however, such obligations shall automatically resume if and when such Confirmation is delivered.

(f)          If (1) Parent or Buyer determines not to proceed with the Transaction for the consideration and upon and subject to the other terms and conditions described in this Agreement or (2) in Buyer’s opinion, any condition contained in Section 6.1 is reasonably unlikely to be satisfied on or before the Closing Date: (A) Parent and Buyer shall notify Seller and the Company within twenty-four (24) hours after becoming aware of any of the foregoing and (B) the obligations of Seller and the Company and their respective Affiliates contained in Section 5.1(c) will cease immediately and without any notice or other action by Seller or the Company.

Section 5.2          Access to Information; Confidentiality.

(a)          All information furnished to or obtained by Buyer pursuant to Section 5.2(a) will be treated as “Evaluation Material” pursuant to the terms of the nondisclosure agreement executed by Buyer and Seller as of September 7, 2016 (the “Confidentiality Agreement”), the provisions of which are incorporated herein by reference. Subject to applicable restrictions contained in the Confidentiality Agreement, other than disclosures specifically permitted to be made without Seller’s or the Company’s prior written consent under Section 5.2(b), from the date of this Agreement to the Closing Date, upon reasonable notice, Seller will cause the Company to provide Buyer and its Representatives reasonable access to the Assets, Books and Records of the Company and to furnish Buyer and its Representatives with such other information regarding the Company or the Business as Buyer may reasonably request; provided that: (i) any such investigation will be conducted during normal business hours and in a manner that does not unreasonably interfere with the normal business operations of the Company and maintains the confidentiality of the transactions contemplated by this Agreement; and (ii) Buyer will not be permitted to conduct any invasive environmental testing or “Phase II” assessments without Seller’s prior written consent (to be withheld or conditioned in its sole discretion). If any access or information is withheld on the basis of any applicable confidentiality, non-disclosure or privilege restrictions contained in any Contract to which Seller or the Company is a party, Seller will inform Buyer of the general nature of what is being withheld and use commercially reasonable efforts to make substitute disclosure arrangements to provide any such access or information to Buyer and its Representatives in a manner that will not violate such confidentiality or non-disclosure restrictions. Notwithstanding anything to the contrary herein, neither Seller nor the Company shall be required to disclose any information to Buyer or any of its Representatives if such disclosure would, in Seller’s or the Company’s sole discretion: (x) jeopardize any attorney client or other privilege; or (y) contravene any applicable law, fiduciary duty or agreement entered into prior to the date hereof. Without the prior written consent of the Company (which may not be unreasonably withheld), neither Buyer nor any of its Representatives shall contact any suppliers to, or clients, employees (other than Richard Rector), independent contractors or customers of, the Company. All requests for access by Buyer and its Representatives shall be submitted or directed exclusively to Richard Rector, or such other individuals as Seller or the Company may designate from time to time.

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(b)         Subject to the following provisions of this Section 5.2(b), a Party may, without the prior written consent of the Other Parties, make any disclosure (including but not limited to disclosure in any SEC Report or Bankruptcy Filing) to the extent that such Party reasonably determines, after consultation with legal counsel, such disclosure to be required by applicable Law, Governmental Body, self-regulatory organization or similar authority, or legal, judicial or regulatory proceedings (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process). Notwithstanding the foregoing sentence, Parent and Buyer will not make any such disclosure of information to the extent that such information relates to any of the Company’s customers, employees or financial data (other than (i) gross revenue, (ii) EBITDA, (iii) Adjusted EBITDA, (iv) cash flow and (v) growth rates of any of the foregoing) (the “Sensitive Information”); provided, however, that Parent and Buyer may make such required disclosure of Sensitive Information if and when, and only if and when, (1) for filings with the SEC or any self-regulatory organization, securities exchange or NASDAQ, Parent and Buyer have obtained a confidential treatment request for all of the Sensitive Information proposed to be disclosed (and Parent and Buyer shall be permitted to submit the unredacted Sensitive Information to the SEC or any self-regulatory organization, securities exchange or NASDAQ in connection with such a confidential treatment request); (2) for any Bankruptcy Filing or any other disclosure in connection with the Bankruptcy Cases, Parent and Buyer have obtained protection under Section 107(b) of the Bankruptcy Code for all of the Sensitive Information proposed to be disclosed; (3) for any non-public disclosure to any Person in connection with the Bankruptcy Cases, Parent and Buyer have obtained from all such Persons an executed Confidentiality and Non-Disclosure Agreement in form and substance reasonably satisfactory to Seller and the Company; or (4) disclosure of any of the Sensitive Information is required by either a final, non-appealable Order of a Governmental Body (or in the case of the SEC, a final, non-appealable decision) after (A) Parent and Buyer have used their commercially reasonable efforts to obtain the applicable confidentiality protection described in this sentence and (B) the Company has had a reasonable opportunity to (i) obtain such applicable confidentiality protection and (ii) to petition the Governmental Body to not enter any initial Order and to appeal any initial Order. Obtaining all confidential treatment, filing under seal and all other protective measures contemplated by this Section 5.2 shall be at Buyer’s and Parent’s sole expense; provided, however, Seller and the Company shall each be responsible for their own costs and expenses, which shall not be the responsibility of Buyer or Parent. Further, Parent and Buyer agree that prior to the Closing they will not provide a copy of this Agreement, or otherwise disclose the Purchase Price or the closing conditions set forth in this Agreement, to any employee or customer of the Company (other than Richard Rector), and will instead refer such employee or customer to Seller for any information he, she or it requests. The confidentiality provisions relating to the information of or about the Company contained herein terminate at Closing.

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Section 5.3          Commercially Reasonable Efforts; Notice; Further Assurances.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, and without limiting any other provision hereof, each Party will use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) seeking all Governmental Authorizations that are required as a result of the execution, delivery and performance by the Parties of this Agreement and the consummation of the transactions contemplated hereby; (ii) seeking any consent, approval or authorization from, and giving any notice to, any Person (other than a Governmental Body) that is required as a result of the execution, delivery and performance by the Parties of this Agreement and the consummation of the transactions contemplated hereby; (iii) defending any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) executing and delivering any additional instruments or documents necessary to consummate the transactions contemplated by, and to fully carry out and document the intent of, this Agreement and the other Transaction Documents.

(b)          Between the date this Agreement and the Closing Date, Seller shall promptly (and no later than three (3) Business Days prior to Closing) supplement or amend the Disclosure Schedule and deliver to Buyer such supplemented or amended Disclosure Schedule (i) with respect to any fact or circumstance that existed prior to the date of this Agreement and was required to be set forth on the Disclosure Schedule but was unintentionally omitted (a “Schedule Amendment”) and (ii) with respect to any fact or circumstance that arises after the date of this Agreement that, had it existed on the date of this Agreement, would have been required to be set forth on the Disclosure Schedule (a “Schedule Addendum”). No Schedule Amendment will be deemed to have amended the Disclosure Schedule, to have modified the representations and warranties contained in Article 2 or Article 3 accordingly or to have cured any breach of any representation and warranty caused thereby or resulting therefrom, and neither Buyer nor Parent will be deemed to have waived any right to indemnification under Article 8. Unless a Schedule Addendum materially changes the substance of the Disclosure Schedule, each Schedule Addendum will be deemed to have amended the Disclosure Schedule, to have modified the representations and warranties contained in Article 2 or Article 3 accordingly or to have cured any breach of any representation and warranty caused thereby or resulting therefrom, and neither Buyer nor Parent will have waived any right to indemnification under Article 8 in respect thereof. In the event that any Schedule Amendment or any Schedule Addendum materially changes the substance of the Disclosure Schedule, Buyer and Parent shall have the right to terminate this Agreement pursuant to Article 7 by virtue of any closing condition set forth in Section 6.1(a) being unable to be satisfied as a result of the representations and warranties contained in Article 2 or Article 3 not being true and correct in all respects or in all material respects, as applicable. To the extent that such Schedule Amendment or Schedule Addendum causes or results in any closing condition set forth in Section 6.1(a) not being able to be satisfied, then the sole remedy of Buyer and Parent, other than for claims based on Actual Fraud by Seller, will be to terminate this Agreement and to seek payment of Parent and Buyer’s reasonable and documented Transaction Expenses up to $100,000, except that Buyer and Parent shall not be able to seek such payment of Transaction Expenses unless the Expense Escrow Amount has been deposited in escrow in accordance with Section 5.11; provided, further, that if Buyer, in Buyer’s sole discretion, elects not to terminate this Agreement, then: (A) any Schedule Amendment and any Schedule Addendum will, for all purposes under this Agreement (including for purposes of  determining whether there has been a breach of any representation or warranty for which Buyer Indemnified Parties are entitled to indemnification under Article 8), be deemed to have amended the Disclosure Schedule, to have modified the representations and warranties contained in Article 2 or Article 3 accordingly and to have cured any breach of representation or warranty caused thereby or resulting therefrom; and (B) Buyer and the other Buyer Indemnified Parties will be deemed to have waived any right to indemnification under Article 8 with respect to such misrepresentation or breach of representation or warranty that is deemed to be cured pursuant to clause (A) above.

(c)          After Closing, Parent, Buyer and Seller will take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents.

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Section 5.4          Restrictive Covenants. In consideration of the consummation of the transactions contemplated by this Agreement and other valuable consideration:

(a)          Non-competition. For a period of three years from the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly, engage, invest or otherwise participate (whether as an owner, employee, officer, director, manager, independent contractor, agent, partner, advisor, or otherwise) in any business anywhere in the United States of America in competition with the Business, as conducted by the Company immediately prior to Closing.

(b)          Non-Solicitation. For a period of three years from the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly: (i) hire or induce or assist any other Person to hire any employee of the Company; or (ii) induce or assist any other Person to induce any employee to leave his or her employment with the Company; provided, however, that nothing in this Section 5.4(b) will apply to: (A) any individual who responds to or is hired as a result of general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not specifically directed at employees of the Company); or (B) in the case of Section 5.4(b)(i), hiring or inducing or assisting any other Person in hiring any individual that was an employee of the Company after such individual has been terminated or otherwise ceases to be employed by the Company.

(c)          Confidentiality. For a period of three years from the Closing Date, Seller will not, and will cause its Affiliates not to, use or disclose to any Person any non-public information of or relating to the Business or the Company, except to the extent necessary in connection with any Proceeding subject to Article 8 or if required to do so by applicable Law or legal process, and except to the extent that such information enters the public domain through no fault of Seller or its Affiliates in violation of this Agreement. If Seller or a Seller Control Person is required by applicable Law or legal process to disclose any such non-public information, such Seller or such Seller Control Person will: (i) to the extent permissible under applicable Law, give Buyer prompt written notice of such requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (ii) cooperate with Buyer, at Buyer’s sole cost and expense, to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, such Seller or such Seller Control Person will furnish only that portion of such non-public information which, on the advice of his, her or its counsel, is legally required to be disclosed and, upon Buyer’s request and at Buyer’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.

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(d)          Interpretation; Remedies. If a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants is too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Law and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Law. It is the Parties’ intent to protect and preserve the Business and goodwill of the Business to be acquired by Buyer, and Seller agree that the time period, the geographic coverage and scope of the covenants set forth in this Section 5.4 are reasonable. If Seller or a Seller Control Person breaches or threatens to breach any of the foregoing covenants, Buyer will be entitled to seek injunctive relief (without the necessity of proving the inadequacy of monetary damages as a remedy or posting bond or other security) in addition to any other remedies that may be available under applicable Law or this Agreement.

(e)          Exceptions. Notwithstanding the foregoing, nothing in this Agreement will prevent or restrict Seller or a Seller Control Person from: (i) owning as a passive investment of less than five percent (5%) of the outstanding Equity Interests of any Person; or (ii) engaging in any activity consented to in writing by Buyer.

The Parties have not reached any agreement, nor do they have any mutual intent, regarding the value of the restrictive covenants set forth in this Section 5.4 as distinct from goodwill or other Company assets, and accordingly no portion of the Purchase Price (and other relevant items) will be allocated under Section 1.5 for federal income tax purposes to such restrictive covenants, regardless of any such allocation that might be required for financial reporting purposes.

Section 5.5          Public Announcements. Subject to the provisions of Section 5.2, each Party will, and will cause its Affiliates and direct its Representatives (including in the case of Buyer following Closing, the Company) to, consult with the Other Parties prior to issuing or causing the publication of any press release or other public announcement or making any other public disclosure with respect to the transactions contemplated by this Agreement, and will not issue such publication or otherwise make such announcement or other disclosure without the prior written consent of the Other Parties as to form, content, timing and manner of distribution, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that except with respect to SEC Reports and filings to be made with the Bankruptcy Court as specifically allowed under the terms of this Agreement, the disclosing Party will (i) use commercially reasonable efforts to allow the Other Parties reasonable time to comment on any press release or public announcement in advance of its issuance and (ii) use commercially reasonable efforts to implement such comments. Each Party acknowledges that Parent will be required to publicly disclose its entry into and the terms of this Agreement and the other Transaction Documents in its SEC Reports, and shall publicly file a copy of this Agreement (excluding the Schedules and Exhibits hereto) as an exhibit to its SEC Reports.

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Section 5.6          Employee Benefit Matters. For the period commencing on the Closing Date and ending six (6) months thereafter (the “Continuation Period”), Buyer will provide or cause the Company to provide the employees of the Company who are employed immediately prior to Closing and remain employed immediately after Closing (the “Continuing Employees”) base compensation during their period of employment in the Continuation Period that is no less favorable than the base compensation provided to such Continuing Employees immediately prior to the Closing Date and with opportunities for cash and other bonuses and other employee benefits (including any equity-based compensation) that are substantially similar in the aggregate to those provided to such Continuing Employees under the applicable Employee Benefit Plans in effect as of the Closing Date. Notwithstanding the foregoing, for the period commencing on the Closing Date and continuing through December 31, 2017, Continuing Employees who, immediately prior to the Closing, participated in Seller’s Employee Benefit Plans which provide fully insured medical, dental and vision benefits and life and disability insurance benefits will continue to participate in such plans of Seller through December 31, 2017; provided, however, that Buyer shall be responsible for the payment of all insurance premiums and the resolution of all claims applicable to the Continuing Employees under such plans for the period commencing on the Closing Date and ending on December 31, 2017. Under no circumstances shall Continuing Employees participate in any Employee Benefit Plans of Seller on or after January 1, 2018. From and after the Closing Date, Buyer will, and will cause the Company to, grant Continuing Employees credit for service with the Company earned prior to the Closing Date: (a) for eligibility and vesting purposes; and (b) for purposes of vacation accrual and severance benefit determinations under any similar benefit or compensation plan, program or Contract that may be established or maintained by Buyer or the Company, as the case may be, during the Continuation Period to replace an Employee Benefit Plan (the “New Plans”), but only to the extent that such service was credited for the same purpose for such Continuing Employee under the corresponding Employee Benefit Plan as of the Closing Date and would not result in duplication of benefits. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period. Effective as of the Closing Date, the Company’s status as a participating employer in the Butler America, LLC 401(k) Plan will cease, and Employees of the Company will incur a severance from employment for purposes of such plan.

Section 5.7          Pay-off Agreements. At least two Business Days prior to the Closing Date, Seller will deliver or cause to be delivered to Buyer (x) written notice specifying the full amount of the Company’s Indebtedness to be paid by Buyer at Closing (the “Closing Date Debt”) and (y) pay-off agreements, in forms reasonably acceptable to Buyer, from each holder of Closing Date Debt, setting forth the amount necessary to repay the full amount thereof at Closing and to obtain the release of any related Encumbrances on the Assets securing such Closing Date Debt.

Section 5.8          Records Retention. Buyer will, and will cause the Company to, retain until the seventh anniversary of the Closing Date any Books and Records of the Company relating to pre-Closing periods to the extent in the possession of Buyer or the Company as of Closing. After the Closing Date, upon reasonable notice, Buyer will, and will cause the Company to, provide Seller and its Representatives with reasonable access (including the right to make copies at their expense) during normal business hours to such pre-Closing Books and Records of the Company as is reasonably necessary in connection with any post-Closing matters; provided that any such access does not unreasonably interfere with the normal business operations of the Company.

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Section 5.9          Certain Tax Matters.

(a)          Liability for Taxes. For purposes of this Agreement, the portion of Taxes attributable to the income, property or operations of the Company for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that begins on or before the Closing Date and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.9(a). The portion of Taxes attributable to a Pre-Closing Straddle Period will: (i) in the case of any income, sales or use taxes, value-added taxes, employment taxes, withholding taxes and any other Tax based on or measured by income, business activity, receipts or profits earned during a Straddle Period, be deemed to equal the amount that would be payable if the Straddle Period ended on and included the Closing Date; and (ii) in the case of personal property, real property, ad valorem and other Taxes not described in clause (i) during a Straddle Period, be deemed to be the amount of the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner. For purposes of calculating Pre-Closing Taxes and the apportionment of Taxes under this Section 5.9(a), all transactions occurring on the Closing Date after the Closing (other than transactions required to effect this Agreement and transactions in the Ordinary Course Of Business) shall be treated as occurring on the following day.

(b)          Treatment of Tax Deductions. For the avoidance of doubt, and notwithstanding anything else contained in this Agreement to the contrary, for purposes of calculating Pre-Closing Taxes, any and all Tax deductions of the Company that are permitted under the Code or other applicable Law in respect of, or that are attributable to, any of the following will be treated as occurring prior to the Closing Effective Time: (i) any and all Seller Transaction Expenses; (ii) any and all amounts incurred in connection with the payment of Closing Date Debt as contemplated in this Agreement; (iii) any and all deductions for unamortized financing costs of the Company (without duplication of amounts taken into account in clause (ii) above); and (iv) any and all other amounts paid with respect to the transactions contemplated by this Agreement that are properly deductible in a Pre-Closing Period.

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(c)          Tax Returns

(i)          Except as provided in Section 5.9(g) with respect to Transfer Taxes, Buyer will prepare or cause to be prepared and file or cause to be filed all Company Tax Returns with respect to any Pre-Closing Period (the “Pre-Closing Period Returns”) due after the Closing Date (taking into account any valid extensions). The Pre-Closing Period Returns prepared by Buyer will be prepared in a manner that is consistent with the prior practice of the Company (including prior Company Tax elections and accounting methods or conventions made or utilized by the Company), except as required by Law. Buyer will provide Seller reasonable opportunity to review and comment on the Pre-Closing Period Returns due after the Closing Date prior to filing, and Buyer will make any revisions reasonably requested by Seller, subject to the dispute resolution procedures of Section 5.9(c)(iii). At least three (3) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (taking into account any valid extension), Seller shall pay to Buyer an amount equal to any Company Tax due as reported on such Company Tax Return (to the extent not otherwise taken into account in determining the Net Working Capital), and Buyer shall file such Company Tax Return and pay the Tax due as reported on such Company Tax Return.

(ii)          Buyer will prepare or cause to be prepared and file or cause to be filed any Company Tax Return for any Post-Closing Period or any Straddle Period. Buyer will prepare and file the Straddle Period Returns that it is required to file pursuant to this Section 5.9(c)(ii) in a manner that is consistent with the prior practice of the Company (including prior Company Tax elections and accounting methods or conventions made or utilized by the Company), and taking into account Section 1.3(g)(ii), except as required by Law. Buyer will provide Seller a reasonable opportunity to review and comment on the Company’s Tax Returns for Straddle Periods prior to filing, and Buyer will make any revisions reasonably requested by Seller, subject to the dispute resolution procedures of Section 5.9(c)(iii). At least three (3) days prior to the date on which such Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Seller shall pay to Buyer an amount equal to the Company Tax due as reported on such Company Tax Return to the extent such Company Tax relates, as determined under Section 5.9(a), to the portion of such Straddle Period ending on and including the Closing Date (to the extent not otherwise taken into account in determining the Net Working Capital), and Buyer shall file such Company Tax Return and pay the Tax due as reported on such Company Tax Return.

(iii)          The Parties will attempt to resolve any dispute arising in connection with the review of Company Tax Returns through direct good-faith negotiation subject to the dispute resolution procedures of Section 5.9(h). In no event will the provision of comments by a Party prevent the Party responsible for preparing a Company Tax Return from timely filing any such Company Tax Return; provided, however, that in the event that the Accounting Firm has not yet resolved any such Tax Dispute prior to the deadline for filing such Company Tax Return (including any extensions), the Party responsible for preparing a Tax Return will be entitled to file or cause to be filed such Company Tax Return (or amendment) as prepared by such Party subject to amendment to reflect the resolution when rendered by the Accounting Firm.

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(iv)          Solely for purposes of this Section 5.9(c), Company Tax Return shall not include any Company Tax Return with respect to which neither the Company nor the Company Subsidiary is the person primarily or customarily responsible under applicable Law for filing such Company Tax Returns.

(d)          Tax Refunds and Reductions of Tax. Following Closing, any cash Tax refunds (to the extent not included in Net Working Capital) that are received by the Company, Buyer or their respective Affiliates, and any amounts (to the extent not included in Net Working Capital) applied in lieu of a cash refund against Taxes of the Company, Buyer and/or their respective Affiliates that relate to Pre-Closing Taxes, will be for the account of Seller, and Buyer or its Affiliates (as applicable) will, or will cause the Company to, pay over to Seller any such refund or the amount of such application within fifteen (15) days after receipt or application against Tax net of: (i) additional Taxes incurred by the Company or Buyer on account of receipt of such Tax refunds or application; (ii) any reasonable out-of-pocket costs associated in obtaining such refunds or applications; and (iii) any Tax required to be withheld on such payment. If there is a subsequent reduction by the applicable Taxing Authority of any amounts with respect to which a payment has been made pursuant to this Section 5.9(d), then Seller will pay Buyer an amount equal to such reduction plus any interest or penalties imposed by the Taxing Authority with respect to such reduction. Sellers shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due Buyer after receipt thereof.

(e)          Cooperation. The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Company Tax Return or otherwise relating to the transactions contemplated hereby (including signing any Company Tax Return), any audit or other examination by any Taxing Authority, or any other Proceedings relating to liabilities for Company Taxes. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Company Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any applicable statute of limitations (or such longer period as provided by applicable Law or any applicable record retention agreements entered into with any Governmental Body), and upon reasonable request will provide the Other Party with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

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(f)          Audits. If any Taxing Authority issues to the Company, Buyer or any of their respective Affiliates a written notice of its intent to audit, examine or conduct a Proceeding, a written notice of its determination of an objection to an assessment solely with respect to Company Taxes or Company Tax Returns for a Pre-Closing Period, or a written notice or inquiry with respect to any Company Taxes or the filing of a Company Tax Return, in each case, for which Seller may be liable pursuant to Article 8 (a “Tax Claim”), Buyer will give prompt notice to Seller of such Tax Claim following receipt; provided, however, that the failure to timely notify Seller will not relieve Seller from liability pursuant to Section 8.2 except to the extent Seller is materially prejudiced as a consequence of such failure. Seller will control, at its sole cost and expense, any Tax Claim with respect to a Pre-Closing Period of the Company (a “Seller Tax Contest”); provided that Buyer, at its sole cost and expense, will have the right to participate in Seller’s Tax Contest and provided further that Seller will provide Buyer with a copy of the final resolution of Seller’s Tax Contest. Buyer will control any Tax Claim that is not a Seller Tax Contest (a “Buyer’s Tax Contest”); provided that Seller, at Seller’s sole cost and expense, will have the right to participate in any Buyer’s Tax Contest that relates to a Straddle Period. The Party controlling a Tax Claim described in the preceding two sentences will not agree to settle such Tax Claim if such settlement would affect the Tax liability of the Other Party without the prior written consent of such Other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided that if any Party (the “First Party”) reasonably withholds consent for a settlement, the Other Party (the “Second Party”) will be entitled to enter into such settlement without the consent of the First Party so long as the Second Party agrees to indemnify the First Party for any adverse Tax consequences suffered by the First Party as a result of such settlement.

(g)          Transfer Taxes. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added and other similar Taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties, imposed or assessed as a result of the transactions contemplated by this Agreement (“Transfer Taxes”), will be borne 50% by Buyer and 50% by Seller, and will be paid to the appropriate Taxing Authority promptly when due by the Person having the obligation to pay such Transfer Tax under applicable Law. Any Company Tax Returns that must be filed in connection with Transfer Taxes will be prepared by the Party primarily or customarily responsible under applicable Law for filing such Company Tax Returns, and such Party will use its commercially reasonable efforts to provide such Company Tax Returns to the Other Party at least 10 Business Days prior to the date such Company Tax Returns are due to be filed. Buyer and Seller will cooperate in the timely completion and filing of all such Company Tax Returns. Any Transfer Taxes resulting from any subsequent increase in Purchase Price will be borne 50% by Buyer and 50% by Seller in accordance with the provisions of this Section 5.9(g). Any payments made by a Party to another Party under this Section 5.9(g) will be accounted for as an adjustment to the Purchase Price to the extent permitted by applicable Law.

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(h)          Procedures. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 5.9 (a “Tax Dispute”) that the Parties using commercially reasonable efforts are not able to resolve through direct good-faith negotiation, will be resolved in accordance with the procedures set forth in this Section 5.9(h). If there has been no resolution of the Tax Dispute after direct negotiation, then any Party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Accounting Firm. The place of the arbitration will be Santa Barbara, California. The Accounting Firm will be instructed to resolve the Tax Dispute and such resolution will be: (i) set forth in writing and signed by the Accounting Firm; (ii) delivered to each Party as soon as practicable after the Tax Dispute is submitted to the Accounting Firm but no later than the 15th day after the Accounting Firm is instructed to resolve the Tax Dispute; (iii) made in accordance with this Agreement; and (iv) final, binding and conclusive on each Party. The Accounting Firm will resolve only the disputed items that have been referred to it pursuant to this Section 5.9(g) and solely in accordance with the procedures (including any relevant defined terms) set forth in this Agreement. Such arbitration shall be conducted under a “baseball arbitration” format, pursuant to which the Accounting Firm shall be required to adopt the position of one of the Parties, and not any compromise position. All of the fees and expenses of the Accounting Firm shall be paid by the Party whose position was not adopted by the Accounting Firm. The Accounting Firm will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items in accordance with this Section 5.9(h). Each Party will provide the Accounting Firm with all Books and Records and Other Information in its possession relevant to the determinations to be made by it. No Party will (and each Party will cause it Affiliates and Representatives not to) meet or discuss any substantive matters with the Accounting Firm without the Other Party and its Representatives present or having the opportunity following at least three (3) Business Days’ written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and Other Information it deems relevant to the resolution of the Tax Dispute, and to require a Party to answer questions that it deems relevant to the resolution of the Tax Dispute. All Books and Records and Other Information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to the Other Party. All disputes with respect to any Tax Dispute will be resolved exclusively by the Accounting Firm.

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(i)          Withholding. Buyer and the Company will be entitled to withhold from any cash consideration payable pursuant to this Agreement such amounts as Buyer and/or the Company are required to withhold from such consideration under the Code or any provision of other applicable Tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

(j)          Indemnification Escrow. Buyer shall be treated as the owner of the Indemnification Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Indemnification Escrow Amount, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8. Seller’s right to the Indemnification Escrow Amount under this Agreement shall be treated as an installment obligation for purposes of Section 453 of the Code.

(k)          Termination of Tax Sharing Agreements. All Tax indemnity, Tax sharing or Tax allocation Contracts, or any other Contractual obligation (the primary purpose of which is to share or indemnify Taxes) to pay the Taxes of another Person (other than this Agreement) between the Company or the Company Subsidiary and any other Person (other than the Company or the Company Subsidiary) shall be terminated as of the Closing Date, and there will be no rights or Liability of Buyer, the Company, or the Company Subsidiary under any such agreement following the Closing Date.

Section 5.10      Releases.

(a)          Effective upon Closing, Seller (on behalf of itself and its Affiliates, and their respective equityholders, directors, managers, officers, employees, successors and assigns), irrevocably and unconditionally waives, releases and forever discharges the Company, Buyer and Parent, and their respective equityholders, directors, managers, officers, employees, successors and assigns (collectively, the “Buyer Released Parties”) from any and all rights, claims, debts, Liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on fraud, Contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to Closing, including but not limited to all of the Company’s obligations under the Services Agreement dated December 15, 2014 between the Company and Esperer Holdings, Inc. (the “Services Agreement”); provided, however, that the foregoing release does not cover the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): (i) accrued but unpaid compensation for employment or consulting services and vested benefits under any Employee Benefit Plan (if applicable); (ii) any liability that was taken into account in calculating Final Closing Date Net Working Capital; or (iii) claims or rights arising under this Agreement (including Article 8 of this Agreement) or under any other Transaction Document.

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(b)          Effective upon Closing, Buyer and Parent (on behalf of themselves and their respective Affiliates, and their respective equityholders, managers, directors, officers, employees, successors and assigns) and the Company, irrevocably and unconditionally waives, releases and forever discharges Seller and Seller Control Person and their respective Affiliates, and (as applicable) their respective equityholders, managers, directors, officers, employees, heirs, personal representatives, successors and assigns and the Company’s officers and managers (collectively, the “Seller Released Parties”) from any and all rights, claims, debts, Liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on fraud, Contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to Closing, including but not limited to all of Esperer Holdings, Inc.’s obligations under the Services Agreement; provided, however, that the foregoing release does not cover the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): claims or rights arising under any of this Agreement and the other Transaction Documents (including Article 8 of this Agreement).

(c)          For the avoidance of doubt, the Parties hereby acknowledge and agree that Buyer Released Parties and Seller Released Parties that are not parties to this Agreement are express and intended third party beneficiaries of the covenants, agreements and releases contained in this Section 5.10 and entitled to enforce the same as fully as if parties to this Agreement.

Section 5.11        Expense Escrow Amount. Within ten (10) Business Days after the execution of this Agreement, Parent shall file a motion with the Bankruptcy Court to request that the Bankruptcy Court approve the deposit with the Escrow Agent by Parent of One Hundred Thousand Dollars ($100,000) (the “Expense Escrow Amount”) to be available to reimburse Seller for their reasonable and documented legal fees and expenses, up to but not exceeding $100,000, in the event either (x) this Agreement is terminated pursuant to Section 7.1(e) or (y) Bankruptcy Court Approval is not obtained on or before June 30, 2017. Parent shall use commercially reasonable efforts to obtain such approval. If such approval is not obtained despite Parent’s commercially reasonable efforts, Parent shall not have any other obligations under this Section 5.11. Within ten (10) Business Days following receipt of such approval (if obtained), Parent and Buyer shall deposit with the Escrow Agent the Expense Escrow Amount to be held in escrow pursuant to the Expense Escrow Agreement. If the Expense Escrow Amount has been deposited in escrow in accordance with this Section 5.11, at Closing, Buyer and Seller shall jointly instruct the Escrow Agent in writing to roll over the Expense Escrow Amount into the escrow account holding the Indemnification Escrow Amount. If the Expense Escrow Amount has been deposited in escrow in accordance with this Section 5.11, (i) in the event in the event either (x) this Agreement is terminated pursuant to Section 7.1(e) or (y) Bankruptcy Court Approval is not obtained on or before June 30, 2017, the Expense Escrow Amount plus interest or earnings thereon shall be released in accordance with Section 10.8 and (ii) in the event this Agreement is terminated other than pursuant to Section 7.1(e), Buyer and Seller shall jointly instruct the Escrow Agent in writing to distribute to Buyer the Expense Escrow Amount plus interest or earnings thereon.

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Article 6

Conditions To Obligation To Close

Section 6.1          Conditions to Obligations of Parent and Buyer. Parent’s and Buyer’s obligations to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Parent and Buyer at Closing are subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Parent or Buyer in their sole discretion, in whole or in part):

(a)          (i) the representations and warranties set forth in Article 2 and Article 3 (other than the representations and warranties set forth in Sections 2.1, 2.2, 2.7(b), 2.23, 3.1 and 3.3) that are qualified by reference to “Company Material Adverse Effect” or other materiality qualifications must be true and correct in all respects, and those that are not so qualified must be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date, except for any representation or warranty made as of a specific date or for a particular period, which must be true and correct in all respects or in all material respects, as applicable, as of such specific date or for such particular period; and (ii) the representations and warranties set forth in Sections 2.1, 2.2, 2.7(b), 2.23, 3.1 and 3.3 must be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date;

(b)          Seller and the Company must have performed and complied in all material respects with their covenants and obligations under this Agreement required to be performed or complied with by them prior to Closing;

(c)          Seller must have delivered to Buyer, in substantially the form attached hereto as Exhibit 6.1(c), a certificate dated as of the Closing Date certifying that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been satisfied;

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(d)          there must not be any final, non-appealable Order outstanding or any Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement;

(e)          there shall be no unstaid or nondischarged action, suit, proceeding or investigation (including any contract audit) pending or threatened against Seller, the Company, Parent or Buyer seeking to prevent or invalidate this Agreement or the transactions contemplated hereby;

(f)          subject to the Closing, the Employment Agreement (subject to any amendments or modifications thereto as approved by Buyer) must be in full force and effect and the individual a party thereto (subject to replacement of such individual as approved by Buyer) must not have ceased employment with the Company;

(g)          Parent must have received the Bankruptcy Court Approval, and the approval and consent of all appropriate governmental regulatory agencies, if any, and the receipt of approval and/or consent from all other appropriate parties;

(h)          the R&W Insurance Policy (or a replacement policy approved by Buyer) shall be in full force and effect;

(i)          Parent and Buyer must be satisfied with the results of the due diligence items specified in Schedule 6.1(i); provided that this condition will be deemed satisfied with respect to an item specified in Schedule 6.1(i) if Parent and Buyer have not notified Seller in writing of their dissatisfaction with such item within three (3) Business Days following the deadline specified for such item in Schedule 6.1(i);

(j)          Parent and Buyer must be satisfied that: (i) all Company payroll Taxes are current and paid when due; (ii) any payroll Tax penalties and interest due and payable for any Pre-Closing Period are either paid or formally waived by letter or written agreement, provided that if penalty or interest for a Pre-Closing Period is waived after Closing based on a waiver request submitted prior to Closing, such refunded amount shall be paid by Buyer to Seller upon receipt; (iii) no criminal action against the Company or any of its current or former officers or directors in any way related to payroll Taxes shall have been commenced, nor shall have notice been received that such action is imminent or likely; and (iv) the Company shall have in place, to Buyer’s reasonable satisfaction, processes for the timely payment of payroll Taxes;

(k)          there shall have occurred no Company Material Adverse Effect; and

(l)          Buyer shall have received evidence of repayment of all of the Closing Date Debt and all of the Company’s other Indebtedness, and the release of any related Encumbrances, other than such Indebtedness set forth on Schedule 6.1(l) and any Permitted Encumbrances.

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Section 6.2         Conditions to Obligation of Seller. Seller’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Seller at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a)          (i) the representations and warranties set forth in Article 4 of this Agreement (other than the representations and warranties set forth in Section 4.2 and Section 4.7) and any other Transaction Document delivered pursuant to this Agreement that are qualified by reference to materiality must be true and correct in all respects, and those that are not so qualified must be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date, except for any representation or warranty made as of a specific date or for a particular period, which must be true and correct in all respects or in all material respects, as applicable, as of such specific date or for such particular period; and (ii) the representations and warranties set forth in Section 4.2 and Section 4.7 must be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made again on the Closing Date;

(b)          Parent and Buyer must have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed or complied with by them prior to Closing;

(c)          Parent and Buyer must have delivered to Seller, in substantially the form attached hereto as Exhibit 6.2(c), a joint certificate dated as of the Closing Date certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(d)          there must not be any final, non-appealable Order outstanding or any Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement;

(e)          Parent must have received the Bankruptcy Court Approval, and the approval and consent all appropriate governmental regulatory agencies, if any;

(f)          there shall be no unstaid or nondischarged action, suit, proceeding or investigation (including any contract audit) pending or threatened against Seller, the Company, Parent or Buyer seeking to prevent or invalidate this Agreement or the transactions contemplated hereby; and

(g)          there shall have been no material adverse change in Parent’s or Buyer’s ability to execute this Agreement or to consummate the transactions contemplated hereby.

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Article 7

Termination

Section 7.1          Termination Events. This Agreement may be terminated at any time prior to Closing by:

(a)          mutual written agreement of Buyer and Seller;

(b)          Buyer: (i) upon a breach of any representation, warranty, covenant or obligation of Seller or the Company set forth in this Agreement such that the conditions set forth in Section 6.1 are incapable of being satisfied in all material respects and, if such breach is curable, such breach is not cured prior to the expiration of twenty (20) days following Seller’s receipt of written notice thereof from Buyer; (ii) if satisfaction of any of the conditions set forth in Section 6.1 in all material respects is or becomes impossible (in each case, other than through the failure of Parent or Buyer to comply with any of their covenants or obligations under this Agreement); or (iii) if satisfaction of any of the conditions set forth in Section 6.2 in all material respects is or becomes impossible (in each case, other than through the failure of Parent or Buyer to comply with any of their covenants or obligations under this Agreement), and Buyer has provided Seller with written notice thereof and Seller has not waived such condition in writing to Buyer on or before the earlier of (x) June 30, 2017 and (y) ten (10) days after Seller’s receipt of Buyer’s written notice; provided that Buyer will not be entitled to terminate this Agreement pursuant to this Section 7.1(b) at any time during which Parent or Buyer would be unable to satisfy the conditions set forth in Section 6.2(a) or (b).

(c)          Seller: (i) upon a breach of any representation, warranty, covenant or obligation of Buyer or Parent set forth in this Agreement such that the conditions set forth in Section 6.2 are incapable of being satisfied in all material respects and, if such breach is curable, such breach is not cured prior to the expiration of twenty (20) days following Buyer’s receipt of written notice thereof from Seller; (ii) if satisfaction of any of the conditions set forth in Section 6.2 in all material respects is or becomes impossible (in each case, other than through the failure of Seller or the Company to comply with any of their covenants or obligations under this Agreement); or (iii) if satisfaction of any of the conditions set forth in Section 6.1 in all material respects is or becomes impossible (in each case, other than through the failure of Seller or the Company to comply with any of their covenants or obligations under this Agreement), and Seller has provided Buyer with written notice thereof and Buyer has not waived such condition in writing to Seller on or before the earlier of (x) June 30, 2017 and (y) ten (10) days after Buyer’s receipt of Seller’s written notice; provided that Seller will not be entitled to terminate this Agreement pursuant to this Section 7.1(c) at any time during which Seller or the Company would be unable to satisfy the conditions set forth in Section 6.1(a) or (b);

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(d)          Buyer or Seller, if Closing has not occurred on or before June 30, 2017 (or such later date as Buyer and Seller may agree in writing); provided that: no termination may be made under this Section 7.1(d) if the failure to close shall be caused by the failure of the Party seeking to terminate this Agreement to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(e)          Buyer or Seller, if: (i) the Bankruptcy Court enters an order denying this Agreement and the transactions contemplated hereby by denying confirmation of the Parent’s Reorganization Plan or otherwise; (ii) a trustee is appointed in the Bankruptcy Cases; (iii) the Parent’s Bankruptcy Case is converted from a case under chapter 11 of the Bankruptcy Code to a case under chapter 7 of the Bankruptcy Code; or (iv) the Parent’s Bankruptcy Case is dismissed; or

(f)          Buyer or Seller, if: (i) any Governmental Body has issued a final, non-appealable Order that remains outstanding prohibiting the consummation of the transactions contemplated by this Agreement (unless such Order is issued due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement); or (ii) a Law is enacted after the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement.

Section 7.2          Effect of Termination. If this Agreement is properly terminated pursuant to Article 7:

(a)          all further obligations of the Parties to consummate the transactions contemplated by this Agreement and all obligations of the Parties under this Agreement will terminate and become of no further force and effect, except that those obligations set forth in Section 5.2, Section 5.5 and Article 10 will survive any termination and remain valid and binding obligations of the Parties in accordance with their respective terms; and

(b)          there will be no Liability on the part of a Party, except with respect to any willful or bad faith breach of any provision of this Agreement prior to such termination.

Article 8

Indemnification

Section 8.1          Survival. The representations, warranties, covenants and agreements set forth in this Agreement will survive Closing. Other than as set forth in the next sentence regarding Fundamental Representations, the representations and warranties set forth in Articles 2, 3 and 4 will expire on the date that is six (6) months following the Closing Date. The Fundamental Representations will survive for the period of their applicable statute of limitations plus sixty (60) calendar days and shall thereafter be terminated and of no further force or effect. Any covenants or obligations of the Parties set forth in this Agreement which by their terms are to be performed: (a) prior to Closing will survive for a period of six (6) months following the Closing Date; provided, that, following Closing, any breach of the covenants in Section 5.1(a) or Section 5.1(b) will not be deemed to be a breach of covenant for purposes of this Article 8, but instead will (if applicable) constitute only a breach of the applicable representation or warranty set forth in Article 2 or 3 that would have required disclosure of the action or inaction giving rise to such breach; and (b) after Closing will survive in accordance with their respective terms and for six (6) months thereafter. An indemnification claim under Article 8 for breach of a representation or warranty set forth in Article 2, 3 or 4 or breach of a covenant or agreement set forth in this Agreement must be asserted in writing by a Party prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement as provided in this Section 8.1 and the Parties waive any right under any statute of limitations to bring any such claim after the expiration of such applicable survival period; provided that the delivery of a written notice of any claim (which notice will: (i) describe in reasonable detail the nature of and the underlying factual and legal basis for such claim; (ii) state the estimated amount thereof (if then reasonably quantifiable) and describe in reasonable detail the basis on which such amount was calculated; and (iii) identify the provisions of this Agreement upon which such claim is based) prior to the expiration of the applicable survival period will extend the survival period of such representation, warranty, covenant or agreement with respect to such claim through the date such claim is conclusively resolved.

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Section 8.2          Indemnification and Reimbursement by Seller. After the Closing, subject to the limitations and procedures of this Article 8, Seller will indemnify Parent, Buyer and their respective Affiliates and Representatives (the “Buyer Indemnified Parties”) from, and will reimburse Buyer Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to: (a) a breach by Seller or the Company of any of their representations and warranties set forth in Article 2 or Article 3; (b) a breach by Seller or the Company of any of its covenants or agreements in this Agreement; (c) any and all Seller Transaction Expenses not paid at or prior to Closing and not reflected in Closing Date Net Working Capital or Closing Date Debt; (d) any and all Closing Date Debt not paid at or prior to Closing; (e) any Pre-Closing Taxes (to the extent not paid by Seller pursuant to Section 5.9(c)(i) or Section 5.9(c)(ii)); and (f) for any period of time on or before the Closing Date, any failure, in whole or in part, of (i) Seller Control Person to be treated as an “S” corporation for any federal or state income tax purpose, (ii) Seller to be treated as a disregarded entity for all federal and state income tax purposes, (iii) the Company to be treated as an “S” corporation or a qualified subchapter S subsidiary for all federal and state income tax purposes, and/or (iv) the Company Subsidiary to be treated as an “S” corporation or a qualified subchapter S subsidiary for all federal and state income tax purposes.

Section 8.3          Indemnification and Reimbursement by Buyer. After the Closing, subject to the limitations and procedures of this Article 8, Buyer will indemnify Seller, Seller Control Person and their respective Affiliates and Representatives (the “Seller Indemnified Parties”) from, and will reimburse Seller Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to: (a) a breach by Buyer or Parent of any of their representations and warranties set forth in Article 4 or in any other Transaction Document; or (b) a breach by Buyer or Parent (or, with respect to covenants and agreements required to be performed after Closing, the Company) of any of their respective covenants or agreements in this Agreement.

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Section 8.4          Certain Limitations.

(a)          Deductible. Except with respect to the Fundamental Representations, Seller will have no liability under Section 8.2(a) with respect to breaches of the representations and warranties set forth in Article 2 or Article 3 until the aggregate amount of all Adverse Consequences incurred or suffered by Buyer Indemnified Parties arising out of or related to breaches of the representations and warranties set forth in Article 2 and Article 3 taken as a whole exceeds $50,000 (the “Deductible”), and then only for the amount of Adverse Consequences in excess of the Deductible; provided, however, that the Deductible will not apply to claims based on Actual Fraud by Seller. Buyer and Parent will have no liability under Section 8.3(a) with respect to breaches of the representations and warranties set forth in Article 4 until the aggregate amount of all Adverse Consequences incurred or suffered by Seller Indemnified Parties arising out of or related to breaches of the representations and warranties set forth in Article 4 taken as a whole exceeds the Deductible, and then only for the amount of Adverse Consequences in excess of the Deductible; provided, however, that the Deductible will not apply to claims based on Actual Fraud by Buyer or Parent.

(b)          Cap. Except with respect to the Fundamental Representations, Seller’s aggregate maximum liability under Section 8.2(a) with respect to breaches of the representations and warranties set forth in Article 2 and Article 3 will not exceed the Indemnification Escrow Amount (the “Cap”); provided, however, that the Cap will not apply to claims based on Actual Fraud by Seller. Seller’s aggregate maximum liability under Section 8.2(a) with respect to breaches of the Fundamental Representations will not exceed Seller Aggregate Cap.

(c)          Additional Limitations.

(i)          No Person will be entitled to be indemnified for an amount pertaining to any Adverse Consequence to the extent that such amount pertaining to such Adverse Consequence was included in the calculation of Final Closing Date Net Working Capital or included as Closing Date Debt for purposes of the calculation of the Final Closing Cash Payment. Buyer Indemnified Parties will not be entitled to indemnification under this Article 8 for the amount of any Adverse Consequences to the extent that they were caused or aggravated by acts or omissions of any Buyer Indemnified Party following the Closing Date that are grossly negligent or willfully intended to cause Liability hereunder, or in violation of this Agreement or applicable Law. The amount of any Adverse Consequences that any Indemnified Party will be entitled to recover hereunder will be determined without duplication of recovery by reason of the state of facts giving rise to such Adverse Consequences constituting a breach of more than one representation, warranty or covenant.

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(ii)          No Party will be obligated to indemnify a Person with respect to any claim that relates to Adverse Consequences resulting from the passing of or change in any Law or any accounting policy, principle or practice (or the interpretation thereof by any Person) after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

(iii)          No Party will be required to indemnify any Buyer Indemnified Party or Seller Indemnified Party (as applicable) with respect to a breach of a representation or warranty if the facts, circumstances or events constituting the breach were known by any Buyer Indemnified Party or Seller Indemnified Party, as the case may be, prior to the execution of this Agreement.

(iv)          Each of the Parties will use its commercially reasonable efforts to mitigate any Adverse Consequences for which it seeks to be indemnified pursuant to this Article 8 upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any Adverse Consequence; provided that any reasonable fees, costs and expenses incurred as a result of such efforts to mitigate will be deemed to be Adverse Consequences for purposes of this Article 8.

(v)          The amount of any Adverse Consequences that any Indemnified Party will be entitled to recover will be offset by any insurance proceeds or any indemnity, contribution or other payment actually recovered by the Indemnified Party from any third Person with respect to such Adverse Consequences, in each case net of all costs of recovery. In the event that any insurance proceeds or other indemnity, contribution or other payment is recovered by any Indemnified Party with respect to any Adverse Consequences for which such Indemnified Party has previously been indemnified pursuant to this Article 8, then the Indemnified Party will promptly refund to the Indemnifying Party an amount equal to: the excess, if any, of (x) the sum of (A) the amount the Indemnified Party has actually received from the Indemnifying Party in respect of such Adverse Consequence and (B) the amount of insurance proceeds received by the Indemnified Parties net of all costs of recovery in respect of such Adverse Consequence, over (y) the amount of such Adverse Consequences; provided that no refund shall exceed the amount the Indemnified Party has actually received from the Indemnifying Party in respect of such Adverse Consequence.

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(vi)          Any attorney, consultant or other professional fees, costs or expenses incurred by an Indemnified Party in connection with this Article 8 (including those incurred in connection with actions to mitigate the amount of any Adverse Consequences or to recover any insurance proceeds or third Person payments) will only constitute Adverse Consequences indemnifiable hereunder to the extent that such fees, costs or expenses are: (A) reasonable under the circumstances; (B) based solely on time actually spent by such professionals; and (C) charged at no more than such professional’s standard hourly rate.

(vii)          The amount of any Adverse Consequences that any Indemnified Party will be entitled to recover will be (i) reduced by an amount equal to any Tax benefit actually realized as a result of such Adverse Consequences by the Indemnified Party, and (ii) increased by an amount equal to any Tax imposed on the receipt of such indemnity payment.

(d)          R&W Insurance Policy. Buyer and Seller acknowledge that as of the Closing, Buyer shall have obtained the R&W Insurance Policy for coverage of Seller’s indemnification obligations under Section 8.2(a) with respect to the representations and warranties of Seller contained in this Agreement and any other Transaction Document without regard to the Cap or Seller Aggregate Cap. The cost of the R&W Insurance Policy (including premium, fees and taxes) will be borne 50% by Seller up to a maximum payment of $130,000 and the remainder by Buyer. Notwithstanding anything to the contrary in this Agreement, with respect to any and all Adverse Consequences relating to a breach of, or inaccuracy in, any or all of the representations and warranties of Seller contained in this Agreement that are, individually or in the aggregate, in excess of the Cap or Seller Aggregate Cap, or otherwise outside the scope of the limitations set forth in Section 8.4, other than with respect to a Party’s right to seek specific performance or other equitable relief pursuant to Section 10.12 or claims based on Actual Fraud by Buyer or Seller, Buyer Indemnified Parties’ sole and exclusive recourse for such Adverse Consequences with respect to Seller’s indemnification obligations pursuant to Section 8.2(a) shall be limited to the coverage, if any, provided under the R&W Insurance Policy and no Buyer Indemnified Party shall seek any recourse against Seller with respect to such Adverse Consequences. Buyer shall use its commercially reasonable efforts to have the R&W Insurance Policy issued on or prior to the Closing in accordance with the terms set forth in Exhibit A. Notwithstanding any provision of this Agreement to the contrary, in the event that the R&W Insurance Policy is not issued or is not available to, or does not, cover any claims for any such Adverse Consequences, Buyer Indemnified Parties shall have no recourse against Seller in excess of the Cap or Seller Aggregate Cap, or otherwise outside the scope of the limitations set forth in Section 8.4, other than with respect to a Party’s right to seek specific performance or other equitable relief pursuant to Section 10.12 or claims based on Actual Fraud by Seller.

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Section 8.5         Indemnification Procedures.

(a)          Third-Party Proceedings.

(i)          Promptly after receipt by a Person entitled to be indemnified under this Article 8 (an “Indemnified Party”) of notice of the commencement of a Proceeding by a third Person (including a Governmental Body) against him, her or it (a “Third-Party Proceeding”), such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 8, give prompt written notice to the Indemnifying Party of the commencement of such Third-Party Proceeding for which indemnification is sought: (A) describing in reasonable detail the nature of and the underlying factual and legal basis for the claim; (B) stating the estimated amount thereof (if then quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and (C) identifying the provisions of this Agreement upon which indemnification for the claim is based. The failure to timely notify the Indemnifying Party or provide the information described above will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party except to the extent that the defense of such Third-Party Proceeding was actually prejudiced by the Indemnified Party’s failure to provide timely notice or such information.

(ii)          The Indemnifying Party will be entitled to participate in any Third-Party Proceeding with respect to which indemnification has been or will be sought hereunder and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third-Party Proceeding (with counsel of its choice that is reasonably satisfactory to the Indemnified Party) by notifying the Indemnified Party of its election to do so within thirty (30) days of receipt of notice of such Proceeding pursuant to Section 8.5(a)(i). Notwithstanding the foregoing, the Indemnifying Party will not be permitted to assume the defense of a Third-Party Proceeding if: (A) such Third-Party Proceeding arises in connection with any criminal proceeding, action, indictment, criminal allegation or criminal investigation of the Indemnified Party or its Affiliates; (B) the Indemnified Party is advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (assuming the full cooperation of the Indemnified Party in asserting such defenses); or (C) it is reasonably likely that the Adverse Consequences arising or resulting from such Third-Party Proceeding will exceed the remaining amount the Indemnified Party will be entitled to recover pursuant to this Article 8 as a result of the limitations set forth herein (including the Cap).

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(iii)          Following an assumption of defense of a Third-Party Proceeding by an Indemnifying Party hereunder, the Indemnified Party shall have the right to participate in the defense of such Third-Party Proceeding with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof, however the Indemnifying Party will have no liability for any fees of such legal counsel or other expenses subsequently incurred by the Indemnified Party in connection with such Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party’s consent (which will not be unreasonably withheld, delayed or conditioned), unless: (A) the sole relief provided is monetary damages that are paid in full or otherwise provided for by the Indemnifying Party concurrently with the compromise or settlement; and (B) such compromise or settlement provides for a complete release from liability of the Indemnified Parties with respect to the claim(s) asserted against the Indemnified Parties in the applicable Third Party Proceeding. If an Indemnified Party assumes the defense of a Third-Party Proceeding, the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnified Party will have the right to settle any such Proceeding without the prior written consent of the Indemnifying Party if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such Proceeding or any related claim under this Agreement. Without impairing an Indemnified Party’s right to seek indemnification, if an Indemnifying Party does not timely elect to, or is not permitted to, assume the defense of a Third-Party Proceeding, the terms of any settlement of such Proceeding by the Indemnified Party (including with respect to the amount of any Adverse Consequences) will not be binding on an Indemnifying Party for purposes of determining such Indemnifying Party’s indemnification obligations hereunder (including the amount of any Adverse Consequences) unless the Indemnifying Party consents to such settlement in writing (which consent will not be unreasonably withheld, delayed or conditioned).

(iv)          The assumption of the defense of any Third-Party Proceeding by an Indemnifying Party will not constitute an admission of responsibility to indemnify. If an Indemnifying Party timely elects to assume the defense of a Third-Party Proceeding but subsequently determines in good faith that indemnification with respect to such Proceeding is not required under this Article 8, such Indemnifying Party may elect to transfer the defense back to the Indemnified Party, but solely to the extent such transfer can be accomplished in a manner that would not materially and irreparably prejudice the rights of the Indemnified Party.

(v)          Except to the extent it would cause a waiver of a privilege, each Party will make available to the Other Parties and the Other Parties’ Representatives all of its Books and Records and, as applicable, employees relating to a Third-Party Proceeding as may be reasonably requested by the Other Party, and each Party will reasonably cooperate to insure the proper and adequate defense of such Third-Party Proceeding.

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(b)          Other Claims. A claim for indemnification for any matter not involving a Third-Party Proceeding must be asserted by written notice to Buyer, if indemnification is sought against Buyer, or to Seller, if indemnification is sought against Seller, as applicable:

(i)          describing in reasonable detail the nature of and the underlying factual and legal basis for such claim;

(ii)         stating the estimated amount thereof (if then reasonably quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and

(iii)        identifying the provisions of this Agreement upon which such claim is based; provided, however, that the failure to timely notify the Indemnifying Party or provide the information described above will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party except to the extent that the Indemnifying Party was actually prejudiced by the Indemnified Party’s failure to provide timely notice or such information.

Section 8.6          Source and Order of Payment.

(a)          Following Closing, with respect to any Adverse Consequences recoverable by a Buyer Indemnified Party under Section 8.2(a) and (b), other than any such Adverse Consequences arising from a breach or an inaccuracy in any Fundamental Representation or a breach of any covenant under Sections 5.4 or 5.9, any such Adverse Consequences will be recovered first from the Indemnity Escrow Amount; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, following Closing, other than with respect to a Party’s right to seek specific performance or other equitable relief pursuant to Section 10.12 or claims based on Actual Fraud by Seller or a breach of or inaccuracy in any Fundamental Representations, the Indemnity Escrow Amount will be the sole and exclusive remedy of Buyer Indemnified Parties for any such Adverse Consequences (subject to the rights of Buyer Indemnified Parties to recover under the R&W Insurance Policy, if any, and in the event that the R&W Insurance Policy is not issued or is not available to, or does not, cover any claims for any such Adverse Consequences, Buyer Indemnified Parties shall have no additional recourse against Seller); and

(b)          Following Closing, with respect to any Adverse Consequences recoverable by a Buyer Indemnified Party under Section 8.2 and not provided for in Section 8.6(a), other than with respect to a Party’s right to seek specific performance or other equitable relief pursuant to Section 10.12 or claims based on Actual Fraud by Seller, any such Adverse Consequences will be recovered from Seller in an amount not to exceed Seller Aggregate Cap (subject to the rights of Buyer Indemnified Parties to recover under the R&W Insurance Policy, if any, and in the event that the R&W Insurance Policy is not issued or is not available to, or does not, cover any claims for any such Adverse Consequences, Buyer Indemnified Parties shall have no additional recourse against Seller). For purposes of this Agreement, the term “Seller Aggregate Cap” means the amount of the Purchase Price.

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Section 8.7          Subrogation. Upon making any payment of a claim for indemnification to an Indemnified Party in respect of any Adverse Consequences pursuant to this Article 8, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third Person in respect of the Adverse Consequences to which such payment relates. Such Indemnified Party and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 8.8          Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 8 will be accounted for as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

Section 8.9          Exclusive Remedy. Following Closing:

(a)          Other than with respect to a Party’s right to seek specific performance or other equitable relief pursuant to Section 10.12 or claims based on Actual Fraud by Buyer or Seller (but subject, in each case, to the applicable limitations set forth in this Agreement) and other than any rights, if any, Buyer Indemnified Parties may have to recover under the R&W Insurance Policy, if any, this Article 8 constitutes the sole and exclusive remedy of Buyer Indemnified Parties and Seller Indemnified Parties with respect to any matters arising under or with respect to this Agreement or relating to or arising from the transactions contemplated by this Agreement.

(b)          Adverse Consequences suffered or incurred by any Buyer Indemnified Party will be recoverable solely from the applicable sources, and in accordance with the applicable order of priority, set forth in Section 8.6, and Buyer Indemnified Parties hereby acknowledge and agree any that the liability of Seller to Buyer Indemnified Parties for Adverse Consequences under Section 8.2 (or otherwise relating to the transactions contemplated by this Agreement) will be subject to the limitations set forth in Section 8.4 and Section 8.6 and elsewhere in this Agreement; it being understood and agreed by Buyer Indemnified Parties that Seller will not have any liability for, and no Buyer Indemnified Party will be entitled to recovery from Seller for, Adverse Consequences in excess of Seller Aggregate Cap with respect to claims based on a breach of or an inaccuracy in any Fundamental Representations or in excess of the Indemnity Escrow Amount with respect to claims based on a breach of or an inaccuracy in any other representations and warranties set forth in Article 2 or Article 3.

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(c)          Each Party (on behalf of itself and Buyer Indemnified Parties, in the case of Buyer and Parent, and on behalf of itself and Seller Indemnified Parties, in the case of Seller) hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have or may in the future have against any Other Party relating to the transactions contemplated by this Agreement, except pursuant to the indemnification provisions set forth in this Article 8.

(d)          Without limiting the generality of the foregoing, and notwithstanding anything to the contrary herein, no Person other than Seller will have any liability arising under this Agreement or in connection with the transactions contemplated hereby.

Article 9

Definitions

For purposes of this Agreement, the following terms have the meanings specified in this Article 9:

“Accounting Firm” has the meaning set forth in Section 1.3(d).

“Accounting Principles” means the accounting principles, policies, practices and assumptions, procedures, elections, categorizations and methods (including those relating to the nature of accounts and inclusion of balance sheet line items and the level of reserves and/or accruals, any calculations or estimations thereof or any adjustments thereto) used in the preparation of Seller’s and the Company’s historical financial statements.

“Actual Fraud” means: (a) with respect to Seller, actual intentional fraud by Seller in connection with the negotiation and execution of this Agreement as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction; and (b) with respect to Buyer or Parent, actual intentional fraud by Buyer or Parent in connection with the negotiation and execution of this Agreement as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

“Adverse Consequence” means any loss, cost, liability, damage, fine, judgment, fee, award or reasonable expense (including reasonable legal and other professional fees and expenses); provided, however, Adverse Consequence does not include: (a) diminution in value; (b) punitive, exemplary, consequential or special damages or incidental or indirect damages, except (in each case) to the extent any such damage is found by a court of competent jurisdiction to be owed to a third Person in a Third-Party Proceeding; or (c) damages based on (or calculated based on) a “multiple of profits,” “multiple of earnings,” “multiple of cash flows,” “multiple of revenues,” “multiple of sales,” or any other similar damage or loss calculation methodology; or (d) loss of business reputation or opportunity (corporate, financial or otherwise).

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“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph this Agreement.

“Alternative Transaction” has the meaning set forth in Section 5.1(c).

“Anti-Bribery Laws” has the meaning set forth in Section 2.22.

“Assets” has the meaning set forth in Section 2.5.

“Bankruptcy Cases” means Case Nos. 16-19745 and 16-19747 – 16-19749 commenced by Parent and certain of its subsidiaries in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Code (i.e. 11 U.S.C. §§ 101, et seq.).

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Maryland (Baltimore Division).

“Bankruptcy Court Approval” means an order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, by confirming the Reorganization Plan or otherwise, which order has become final, binding and non-appealable.

“Bankruptcy Filings” means filings to be made with the Bankruptcy Court in connection with the Bankruptcy Cases.

“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, records of sales, customer and supplier lists, files, Contracts and Organizational Documents.

“Business” has the meaning set forth in the second paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in New York, New York.

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“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Released Parties” has the meaning set forth in Section 5.10(a).

“Buyer’s Tax Contest” has the meaning set forth in Section 5.9(f).

“Cap” has the meaning set forth in Section 8.4(b).

“Closing” has the meaning set forth in Section 1.6.

“Closing Date” has the meaning set forth in Section 1.6.

“Closing Date Debt” has the meaning set forth in Section 5.7.

“Closing Date Net Working Capital” means Net Working Capital as of the Closing Effective Time, without giving effect to the consummation of the transactions contemplated by this Agreement (including any and all effects of any purchase accounting adjustments).

“Closing Date Net Working Capital Adjustment” means (i) the amount, if any, by which the Target Amount exceeds Final Closing Date Net Working Capital, shall result in a corresponding dollar-for-dollar decrease in the Final Closing Cash Payment, and (ii) the amount, if any, by which the Final Closing Date Net Working Capital exceeds the Target Amount, shall result in a corresponding dollar-for-dollar increase in the Final Closing Cash Payment.

“Closing Date Pre-Closing Taxes” means Pre-Closing Taxes not yet due and payable on or before the Closing Date.

“Closing Effective Time” has the meaning set forth in Section 1.6.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Copyrights” has the meaning set forth in Section 2.12(a).

“Company Domains” has the meaning set forth in Section 2.12(a).

“Company Intellectual Property” has the meaning set forth in Section 2.12(a).

“Company Marks” has the meaning set forth in Section 2.12(a).

“Company Material Adverse Effect” means any event, circumstance, change, effect or condition that, individually or in the aggregate, is materially adverse to the assets, properties, financial condition, business or results of operations of the Business or the Company or that prevents Seller from consummating, or materially impairs or delays the ability of Seller to consummate, the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following will constitute, a Company Material Adverse Effect:

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(a)          the announcement of the execution of this Agreement or any other Transaction Document or the intended consummation of the transactions contemplated herein or therein in accordance with their respective terms (including any threatened or actual impact on any relationship with any customer, vendor, supplier, distributor, landlord, employee or independent contractor of the Company);

(b)          the failure of the Company to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics (provided that the facts and circumstances underlying any such failure may be considered in determining whether a Company Material Adverse Effect has occurred);

(c)          any condition or change in economic conditions generally affecting the economy or the industries in which the Company operates;

(d)          any local, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war, the occurrence of any military or terrorist attack locally, on the United States, any of its territories, possessions, offices or military installations or any international jurisdiction, and any local, domestic United States or international hostilities or acts of violence, including protests, civil unrest, or violence;

(e)          any condition affecting financial, banking or securities markets in general (including any disruption thereof and any decline in the price of any security or market index);

(f)          any change in any Law, Orders or GAAP; and

(g)          the taking of any action required or expressly permitted by any of this Agreement and the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby in accordance with their respective terms; provided, that, with respect to a matter described in any of the foregoing clauses (b)-(f) of this definition, such matter does not have a disproportionate adverse effect on the Company relative to other comparable businesses operating in the industries in which the Company operates.

“Company Patents” has the meaning set forth in Section 2.12(a).

“Company Social Media” has the meaning set forth in Section 2.12(a).

“Company Subsidiary” means the Subsidiary of Company.

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“Company Tax” means any Tax, if and to the extent that the Company, Company Subsidiary, Seller, or Seller Control Person are or may be potentially liable under any Tax indemnity, Tax sharing or Tax allocation Contract, or any other Contractual obligation (the primary purpose of which is to share or indemnify Taxes), as a transferee or successor, under Code Section 6901 or Treasury Regulation 1.1502-6, or by operation of Law for any such Tax, provided however for purposes of the representations in Section 2.10 and Section 2.7(i), Company Tax shall include only Taxes for which the Company or the Company Subsidiary is or may be liable under applicable Law or that may result in an Encumbrance against any asset of the Company or the Company Subsidiary or against any stock of the Company or Company Subsidiary.

“Company Tax Return” means any Tax Return relating to or inclusive of the Company, Company Subsidiary, Seller, Seller Control Person, or any Company Tax, provided however for purposes of the representations in Section 2.10 and Section 2.7(i), Company Tax Return shall include only Tax Returns relating to Taxes for which the Company or the Company Subsidiary is or may be liable under applicable Law or that may result in an Encumbrance against any asset of the Company or the Company Subsidiary or against the Company stock.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Confirmation” has the meaning set forth in Section 5.1(e).

“Continuation Period” has the meaning set forth in Section 5.6.

“Continuing Employees” has the meaning set forth in Section 5.6.

“Contract” means any written or oral agreement, contract, indenture, lease, instrument, arrangement, commitment or obligation that is legally binding (in each case, including any amendments and modifications thereto).

“Deductible” has the meaning set forth in Section 8.4(a).

“Disclosure” has the meaning set forth in Section 10.11(b).

“Disclosure Schedule” means the schedules delivered in connection with this Agreement that: (a) set forth the information specifically described in certain of the representations and warranties contained in Article 2 and Article 3; and (b) set forth exceptions or qualifications to the representations and warranties contained in Article 2 and Article 3.

“Distributed Expense Escrow Amount” has the meaning set forth in Section 10.8.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case, whether or not subject to ERISA, and any other compensation or benefit, program, plan, policy, Contract (other than statutory or Tax-based programs such as workers’ compensation or social security), including insurance coverage, severance or retention compensation or benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation that is maintained or contributed to by the Company or any of its Affiliates or ERISA Affiliates for the benefit of current or former consultants, managers or employees of the Company or with respect to which the Company has or would reasonably expect to have any Liability (including on account of any ERISA Affiliate).

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“Employment Agreement” means an employment agreement (to become effective upon Closing) by and between Richard Rector and the Company, in form and substance reasonably satisfactory to Buyer.

“Encumbrance” means any charge, claim, equitable interest, mortgage, lien, easement, option, warrant, purchase right, pledge, security interest, right of first refusal, marital or community property interest or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership, in each case, whether voluntarily imposed or arising by operation of Law.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient or indoor air, facilities and structures, and all natural resources, plant and wild-life.

“Environmental Law” means any Law relating to pollution, preservation, restoration or protection of the Environment, including those designed to: (a) notify Governmental Bodies, employees or the public of intended, threatened or actual releases of any Hazardous Substance in violation of environmental permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been released into the Environment without a permit or otherwise in violation of Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Liability” means any Adverse Consequence or other Liability to the Company arising from or relating to any violation of or Liability under any Environmental Law with respect to facts, events or conditions occurring or in existence on or before the Closing Date.

“Equity Interests” means, with respect to any Person: (a) any partnership interests; (b) any membership interests or units; (c) any shares in the capital of such Person or shares of capital stock; (d) any other interest or participation that confers on a Person phantom equity, equity appreciation rights, the right to receive a share of the profits and losses of, or distribution of assets of, such Person, or any similar right; (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; or (g) any other interest classified as an equity security of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with the Company under Section 414 of the Code or under ERISA Section 4001(b), or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(3).

“Escrow Agent” has the meaning set forth in Section 1.4.

“Escrow Agreement” means an escrow agreement by and among Parent, Buyer, Seller and the Escrow Agent, in form and substance mutually satisfactory to such parties in their respective discretion, related to the Indemnification Escrow Amount.

“Estimated Closing Cash Payment” has the meaning set forth in Section 1.2(a).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Net Working Capital Adjustment” means (i) the amount, if any, by which the Target Amount exceeds Estimated Closing Date Net Working Capital, which shall result in a corresponding dollar-for-dollar decrease in the Estimated Closing Cash Payment and (ii) the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Amount, which shall result in a corresponding dollar-for-dollar increase in the Estimated Closing Cash Payment.

“Estimated Purchase Price” has the meaning set forth in Section 1.2(c).

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“Exclusivity Period” means the period commencing on the date of this Agreement and ending on the earlier of (i) 11:59 p.m. Eastern Time on the 120th day following the date of this Agreement and (ii) any of the following: (A) 11:59 p.m. Eastern Time on the 10th Business Day following the date of this Agreement if Parent has not filed with the Bankruptcy Court and served a motion to approve a disclosure statement incident to its proposed Reorganization Plan or has obtained an order scheduling a hearing to approve a disclosure statement; or (B) 11:59 p.m. Eastern Time on the 45th day following the filing and service of such motion or scheduling order if Parent has not obtained entry of the Bankruptcy Court’s order approving such disclosure statement; provided, however, that if the Exclusivity Period is deemed to end under clause (A) or (B) above, the Exclusivity Period shall automatically resume if and when the conditions that caused the Exclusivity Period to end are satisfied without regards to the applicable deadline provided above (unless the Exclusivity Period has otherwise ended under clause (i)). For example, if the Exclusivity Period is deemed to end because Parent has not obtained entry of the Bankruptcy Court’s order approving a disclosure statement incident to its proposed Reorganization Plan by 11:59 p.m. Eastern Time on the 45th day following the filing and service of such motion, and the entry of such order is later obtained prior to the end of the Exclusivity Period as provided under clause (i), the Exclusivity Period shall automatically resume.

“Expense Escrow Amount” has the meaning set forth in Section 5.11.

“Expense Escrow Agreement” means an escrow agreement by and among Parent, Buyer, Seller and the Escrow Agent, in form and substance mutually satisfactory to such parties in their respective discretion, related to the Expense Escrow Amount.

“Final Closing Cash Payment” means the amount of the Estimated Closing Cash Payment as adjusted to reflect the replacement, in the calculation thereof, of the Estimated Closing Date Net Working Capital Adjustment with the Closing Date Net Working Capital Adjustment, as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Seller and Buyer pursuant to Section 1.3(c), determination by the Accounting Firm in accordance with Section 1.3(d), or any combination thereof).

“Final Closing Date Net Working Capital” means Closing Date Net Working Capital, as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Seller and Buyer pursuant to Section 1.3(c), determination by the Accounting Firm in accordance with Section 1.3(d), or any combination thereof).

“Financial Statements” has the meaning set forth in Section 2.6(a).

“First Party” has the meaning set forth in Section 5.9(f).

“Fundamental Representations” means those representations of Seller in Sections 2.1 (Organization, Qualification and Power; Authorization), 2.2 (Capitalization; Ownership), 2.10 (Tax Matters), 2.23 (Broker’s Fees), 3.1 (Organization; Authorization), 3.3 (Stock) and 3.6 (Broker’s Fees).

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“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with the historical practices of the Company.

“Governmental Authorization” means any approval, consent, license, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority (including, but not limited to, the National Association of Securities Dealers (NASD), any stock exchange or any securities market, or any Person with any power or authority to administer, assess, audit, calculate, collect, impose, investigate, review or otherwise act with respect to any Tax or any Tax-related matter) of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority; (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law; or (g) any Person acting for or on behalf of any of the foregoing.

“Hazardous Substance” means: (a) any substance, waste, chemicals, elements, pollutant, contaminant or material that is controlled or regulated by or for which Liability may be imposed under any Environmental Law, including ethanol, oil, petroleum or derivatives thereof; or (b) any substance or condition that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health, including polychlorinated biphenyls, urea formaldehyde foam, lead based paint, radon, asbestos and asbestos containing materials, radiation, noise, odors, mold or microbial agents; provided, however, that Hazardous Substance will not include typical office supplies (i.e., printer/copier toner cartridges, inks, correction fluids, etc.) or personal care items (i.e., cosmetics, medicines, perfumes, colognes, deodorants, fragrances, fingernail polishes, etc.).

“Illustrative NWC Calculation Exhibit” has the meaning set forth in the definition of Net Working Capital.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (c) all amounts owing or due under any interest rate, currency, swap or other hedging agreements; (d) all capital lease obligations of such Person; (e) all reimbursement and other obligations with respect to Agreements of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such Agreements of credit, bank guarantees, bankers’ acceptances or other similar instruments have been drawn upon; (f) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables incurred in the Ordinary Course of Business), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; and (g) all guarantees by such Person of any Liabilities of another Person of a type described in the foregoing clauses (a)-(f).

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“Indemnified Party” has the meaning set forth in Section 8.5(a)(i).

“Indemnifying Party” has the meaning set forth in Section 8.5(a)(i).

“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, manager and officer liability and other forms of insurance maintained by the Company.

“Insurance Policies” has the meaning set forth in Section 2.14.

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including without limitation: (a) all trademarks, trade dress, service marks, trade names, business names, designs, logos, slogans, Internet domain names, social media accounts (including but not limited to Facebook, Twitter and Linkedin), and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, the rights related thereto, and all goodwill associated with any of the foregoing; (b) all copyrightable works (including software, applications, code, systems, networks, website content, social media content, documentation and related items), all copyright registrations and copyright applications and renewals in connection therewith, and all moral rights and all other rights associated with any of the foregoing, including the underlying works of authorship and other works of authorship (whether or not copyrightable), and all data, databases and database rights; (c) all inventions (whether patentable or unpatentable or whether or not reduced to practice), all improvements thereto, all patents and patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof and all international and other rights associated therewith; (d) all know-how, discoveries, improvements, designs, trade secrets, technologies, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, customer data, customer and supplier lists and profiles, pricing and cost data, ideas, and other confidential or proprietary information; (e) all Software; (f) all advertising and promotional materials; (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

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“Intended Tax Treatment” has the meaning set forth in Section 1.1.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule, treaty, or other legally enforceable requirement enacted, issued or promulgated by any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Licenses” has the meaning set forth in Section 2.9(a).

“Material Contracts” has the meaning set forth in Section 2.13(a).

“Material Customers” has the meaning set forth in Section 2.20.

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“Net Working Capital” means the current assets of the Company, less the current liabilities of the Company, in each case, using only the balance sheet line items included in the illustrative calculation set forth on Exhibit 9.1 (the “Illustrative NWC Calculation Exhibit”), calculated in accordance with the Accounting Principles consistent with GAAP and without giving effect to the consummation of the transactions contemplated by this Agreement (including any and all effects of any purchase accounting adjustments or otherwise relating to any financing obtained by Buyer). For avoidance of doubt: (a) Net Working Capital will exclude Closing Date Debt; and (b) Closing Date Net Working Capital and Final Closing Date Net Working Capital (and the components thereof) will be calculated and determined in accordance with the Accounting Principles and the Illustrative NWC Calculation Exhibit in order for the Closing Date Net Working Capital Adjustment to provide a meaningful comparison of Final Closing Date Net Working Capital to the Target Amount; it being understood and acknowledged that it is the intent of the Parties that, for purposes of the calculation and determination of Closing Date Net Working Capital and Final Closing Date Net Working Capital, nothing in Section 1.3 or elsewhere in this Agreement will permit (or be will be deemed or construed as permitting) the Parties or the Accounting Firm to: (i) include or introduce any balance sheet line items or accounts that are different from those included in the Illustrative NWC Calculation Exhibit; or (ii) make any changes or modifications to the Accounting Principles or otherwise introduce or use any accounting principles, policies, practices and assumptions, procedures, elections, categorizations or methods (including those relating to the nature of accounts and inclusion of balance sheet line items and the level of reserves and/or accruals, any calculations or estimations thereof or any adjustments thereto) that are different from the Accounting Principles.

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“New Plans” has the meaning set forth in Section 5.6.

“Objection Notice” has the meaning set forth in Section 1.3(c).

“Order” means any award, decree, stipulation, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Company consistent with its past practice with respect to the activity in question.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, limited liability company agreement or similar governing documents, as in effect.

“Other Information” has the meaning set forth in Section 1.3(c).

“Other Intellectual Property” has the meaning set forth in Section 2.12(a).

“Other Party” (a) with respect to Seller or references to a Party that refer to Seller, means Parent or Buyer; and (b) with respect to Parent and Buyer or references to a Party that refer to Parent or Buyer, means Seller.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable; (b) minor imperfections of title and other similar Encumbrances that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company; (c) Encumbrances arising by operation of Law in the Ordinary Course of Business, such as mechanics’ Encumbrances, materialmens’ Encumbrances, carriers’ Encumbrances, warehousemens’ Encumbrances and similar Encumbrances; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans, participation in which is mandatory in connection with the operation of the Business in the Ordinary Course of Business; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) with respect to any real property lease, Encumbrances arising pursuant to the terms of the applicable lease or arising under zoning, land use or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by the Company; and (g) Encumbrances to be discharged at Closing upon the payment by Buyer of the Closing Date Debt.

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“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Post-Closing Straddle Period” has the meaning set forth in Section 5.9(a).

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date including the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Period Returns” has the meaning set forth in Section 5.9(c)(i).

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.9(a).

“Pre-Closing Taxes” means, without duplication, the aggregate amount of: (a) all Company Taxes for any Pre-Closing Period, including any Taxes measured by income of the Company, any liabilities for Taxes that the Company is obligated to withhold, and any liabilities of the Company for sales, use or excise Taxes or customs and duties, (b) all Taxes for which Company has any Liability under any Tax indemnity, Tax sharing or Tax allocation Contract, or any other Contractual obligation (the primary purpose of which is to share or indemnify Taxes), as a transferee or successor, under Code Section 6901 or Treasury Regulation 1.1502-6, or by operation of Law to the extent such Taxes were incurred in or are attributable any taxable period (or portion thereof) ending on or before the Closing Date, (c) Taxes related to the Company that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date (for taxable periods that do not end on the Closing Date, allocated to the Pre-Closing Period), (d) Taxes under Code Section 1374 resulting from transactions contemplated by this Agreement, (e) any income, transfer, sales, use or other Company Taxes arising in connection with the consummation of the transactions contemplated by this Agreement to the extent such Taxes were incurred in or are attributable any taxable period (or portion thereof) ending on or before the Closing Date, and (e) the employer portion of employment Taxes payable in connection with any transaction, change in control, deferred compensation or similar bonuses payable by the Company to employees upon consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Transfer Taxes imposed on Buyer pursuant to Section 5.9(g) shall not be included in the calculation of Pre-Closing Taxes.

“Preliminary Closing Statement” has the meaning set forth in Section 1.3(b).

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“Proceeding” means any action, arbitration, known audit, known examination, hearing, known claim, litigation, proceeding or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.

“Purchase Price” has the meaning set forth in Section 1.2(c).

“R&W Insurance Policy” means that certain representation and warranty insurance policy, if any, to be issued with respect to the representations and warranties of Seller under this Agreement, purchased by Buyer in connection with the execution and delivery of this Agreement, with such amendments thereto or replacement thereof as determined by Buyer in its sole discretion.

“Recent Balance Sheet” has the meaning set forth in Section 2.6(a).

“Reorganization Plan” means a plan of reorganization under chapter 11 of the Bankruptcy Code, which plan provides for the closing of the transactions contemplated by this Agreement, subject to confirmation by the Bankruptcy Court in the Bankruptcy Cases.

“Replacement Transaction” has the meaning set forth in Section 5.1(d).

“Representative” means, with respect to a particular Person, any equityholder, director, manager, officer, employee, agent, consultant, advisor or other representative (including, if applicable, heirs and personal representatives of a natural Person) of such Person, including legal counsel, accountants, auditors, investment bankers and financial advisors.

“Review Period” has the meaning set forth in Section 1.3(c).

“Schedule Addendum” has the meaning set forth in Section 5.3(b).

“Schedule Amendment” has the meaning set forth in Section 5.3(b).

“Second Party” has the meaning set forth in Section 5.9(f).

“SEC Reports” means the forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) filed or furnished by Parent with the Securities and Exchange Commission, together with all exhibits and schedules thereto and all information incorporated therein by reference.

“Seller” has the meanings set forth in the first paragraph of this Agreement.

“Seller Aggregate Cap” has the meaning set forth in Section 8.6(b).

“Seller Control Person” means the sole member of Seller.

“Seller Express SPA Representations” has the meaning set forth in Section 2.25.

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“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Released Parties” has the meaning set forth in Section 5.10(b).

“Seller Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of Seller or the Company in connection with this Agreement or the consummation of the transactions contemplated hereby (in each case, to the extent payable or owed by the Company, and whether invoiced before or after Closing), including: (a) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of Seller or the Company in connection with the negotiation, preparation, execution and consummation of the transactions contemplated hereby; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of Seller or the Company in connection with consummation of the transactions contemplated hereby; and (c) all transaction, change in control, deferred compensation or similar bonuses payable by the Company to employees upon consummation of the transactions contemplated hereby.

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of Richard Rector.

“Seller’s Tax Contest” has the meaning set forth in Section 5.9(f).

“Sensitive Information” has the meaning set forth in Section 5.2(b).

“Services Agreement” has the meaning set forth in Section 5.10(a).

“Software” means all computer software, including source code, executable code, firmware, systems, tools, data, databases and other collections of data and all documentation relating thereto.

“Solvent” means, with respect to any Person, that: (a) the present fair saleable value of the assets owned by such Person exceeds the amount required to pay its probable liability on its existing debts as they become absolute and matured; (b) such Person does not have an unreasonably small amount of capital with which to engage in its business; and (c) such Person will be able to pay its debts and liabilities as they become due.

“Stock” has the meaning set forth in the second paragraph of this Agreement.

“Straddle Period” has the meaning set forth in Section 5.9(a).

“Straddle Period Returns” means the Tax Returns that are required to be filed for any Straddle Period.

“Subsidiary” means with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions or (b) such Person is a general partner or managing member.

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“Target Amount” means an amount equal to $5,000,000, including at least $500,000 in cash.

“Tax” or “Taxes” means any tax (including any income, net income, gross receipts, capital gains, value-added, sales, use, property, business, payroll, withholding, social security, retirement, excise, property, gift, estate, franchise, unclaimed property, net worth, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, franchise, license, gains, customs, transfer, recording, registration, business occupancy, or other tax), levy, toll, assessment, tariff, duty (including any customs duty), deficiency or other fee or any related charge or amount (including any fine, penalty, interest, additions or increases thereto), imposed, assessed or collected by or under the authority of any Governmental Body, or under applicable Law, or payable pursuant to any tax-sharing Contract or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Claim” has the meaning set forth in Section 5.9(f).

“Tax Dispute” has the meaning set forth in Section 5.9(h).

“Tax Return” means any return (including any information return), election, report, declaration, statement, opinion, schedule, notice, form or other document or information or any amendment to any of the foregoing (including any consolidated, combined or unitary return) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any federal, state, local, municipal, provincial, or foreign Governmental Body or authority with competent jurisdiction over the Company, Seller, or the Business, that is responsible for the imposition or collection of any Tax.

“Third-Party Proceeding” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means (i) this Agreement, (ii) the Escrow Agreement, (iii) the Expense Escrow Agreement, (iv) the Employment Agreement, (v) any other document, instrument or certificate to be executed and delivered at or prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement, and (vi) any schedule, annex or exhibit to any of the foregoing.

“Transaction Expenses” has the meaning set forth in Section 10.8.

“Transfer Taxes” has the meaning set forth in Section 5.9(g).

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.

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Article 10

General

Section 10.1       Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its legal representatives, successors and authorized assigns. Except: (a) as otherwise expressly provided in this Agreement or another Transaction Document; (b) for the provisions of Section 5.10, which are intended for the benefit of, and will be enforceable by, Seller Released Parties and Buyer Released Parties; and (c) for the provisions of Article 8, which are intended to be for the benefit of, and will be enforceable by, Seller Indemnified Parties and Buyer Indemnified Parties, nothing in this Agreement or any other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of any, each Transaction Document being for the exclusive benefit of the Parties and their respective legal representatives, successors and authorized assigns. No Party may assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the Other Party to this Agreement or the other parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of its Affiliates.

Section 10.2        Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule), the Confidentiality Agreement and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all contemporaneous and prior Contracts, Agreements of intent, arrangements and understandings relating to the subject matter hereof and thereof. The Confidentiality Agreement will be deemed terminated automatically effectively immediately upon the earlier of: (a) the Closing; and (b) the termination of the Confidentiality Agreement in accordance with its terms. No representation, promise, inducement or statement of intention has been made by any Party in connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.

Section 10.3        Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

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Section 10.4       Governing Law; Exclusive Jurisdiction. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Delaware without regard to choice of law principles of any jurisdiction. The Parties hereby submit to the exclusive jurisdiction of the state or federal courts located in Wilmington, Delaware in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or Proceeding, that they are not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or Proceeding is brought in an inconvenient forum, or that the venue of such suit, action or Proceeding is improper. The Parties agree not to bring any Proceeding related to or arising out of this Agreement in any court other than the state or federal courts located in Wilmington, Delaware.

Section 10.5        WAIVER OF TRIAL BY JURY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6        Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by facsimile or electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern time on a Business Day; (c) on the first Business Day following delivery, if sent by facsimile or electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; or (d) on the first Business Day following deposit with a nationally recognized overnight delivery service:

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If to Parent or Buyer:	with a copy to (which will not constitute notice):
Novation Companies, Inc. Attn: Rodney E. Schwatken 2114 Central Street, Suite 600 Kansas City, MO 64108 Facsimile: (913) 748-8907 Email: rodney.schwatken@novationcompanies.com	Olshan Frome Wolosky LLP Attn: Adam W. Finerman, Esq. 1325 Avenue of the Americas New York, NY 10019 Facsimile: (212) 451-2222 Email: afinerman@olshanlaw.com

If to Seller:	with a copy to (which will not constitute notice):
Butler America, LLC Attn: Robert Olson Chief Executive Officer 3820 State Street Suite B Santa Barbara. California 93105 Facsimile: (805) 569-4075 Email: rob@butler.com	Barnes & Thornburg LLP
Attn: Stephen A. Opler, Esq.
Prominence in Buckhead
3475 Piedmont Road N.E. Suite 1700 Atlanta, GA 30305-3327
Facsimile: (404) 264-4033 Email: stephen.opler@btlaw.com

A Party may change its address, facsimile number or e-mail address by prior written notice to the Other Party provided as set forth in this Section 10.6.

Section 10.7       Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.

Section 10.8        Expenses. Except as otherwise expressly provided in this Agreement, the Company, on one hand, and Buyer, on the other hand, will each pay all of their own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not) (the “Transaction Expenses”). Notwithstanding the preceding sentence, in the event the Bankruptcy Court approves the deposit of the Expense Escrow Amount into escrow as provided in Section 5.11 and either (x) this Agreement is terminated pursuant to Section 7.1(e) or (y) Bankruptcy Court Approval is not obtained on or before June 30, 2017, Buyer and Seller shall jointly instruct the Escrow Agent in writing to distribute to Seller the portion of the Expense Escrow Amount covering Seller’s reasonable and documented Transaction Expenses (the “Distributed Expense Escrow Amount”), with the remainder (if any) distributed to Buyer.

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Section 10.9        Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to any particular section, subsection or paragraph contained in this Agreement. All references in this agreement to Sections, Schedules or Exhibits are references to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars or “$” in this Agreement or any other Transaction Document are to U.S. Dollars. For purposes of determining Final Closing without duplication of amounts taken into account

Section 10.10     Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.11      Certain Disclosure Matters.

(a)          The Disclosure Schedule contains a series of schedules which, in part, set forth Disclosures (as defined below) specifically referred to in Article 2 and Article 3 and, in part, provide exceptions, qualifications or limitations to the representations and warranties contained in Article 2 and Article 3 (the latter schedules may or may not be specifically referred to in Article 2 and Article 3). Neither the specification of any dollar amount in Article 2 or Article 3 nor the inclusion of any Disclosure in a schedule (or any section, subsection or clause of a schedule) comprising part of the Disclosure Schedule or with respect to any representation or warranty is intended, or will be deemed, construed or offered in any dispute between the Parties as evidence of, the materiality of such dollar amount or such Disclosure, nor does it establish any standard of materiality or any monetary threshold upon which to judge the inclusion or omission of any similar Disclosures in that schedule (or section, subsection or clause thereof) or any other schedule (section, subsection or clause thereof) comprising the Disclosure Schedule or with respect to that representation or warranty or any other representation or warranty.

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(b)          Any exception, qualification, limitation, fact, event, circumstance, contract, document, information, liability, lien, default, breach, violation, impediment, description, summary or other disclosure (each, a “Disclosure”) made or included for the purpose of any particular Schedule or any section, subsection or clause of any Schedule of the Disclosure Schedule or for the purpose of any particular representation or warranty in the Agreement will, in each case, be deemed made and included for the purpose of (and incorporated by reference in) all other Schedules, sections, subsections or clauses of the Disclosure Schedule and all other representations and warranties in the Agreement to the extent that a cross-reference is made thereto (either herein or in the Agreement) or to the extent that the applicability or relevance of such Disclosure to any such other Schedules, sections, subsections or clauses of the Disclosure Schedule or to any such other representations or warranties is reasonably apparent based on the face of such Disclosure Schedule or the context or subject matter of any Schedule, section, subsection or clause of the Disclosure Schedule (regardless of whether or not specific cross-references are made).

(c)          The information and other Disclosures made, included, summarized, described or discussed in the Disclosure Schedule are provided solely for purposes of making disclosures to Buyer under the Agreement and for no other purpose, and nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. No reference to or inclusion of any Disclosure in the Disclosure Schedule will: (i) represent (or be deemed or construed to represent) a determination that such Disclosure is material (or otherwise establish a standard or monetary threshold for determining materiality) or that such Disclosure is required to be referred to or included in the Disclosure Schedule; (ii) represent a determination that such Disclosure did not arise in the ordinary course of business; (iii) constitute (or be deemed or construed to be) an admission to any Person of any matter whatsoever concerning such Disclosure, including an admission as to the occurrence or existence of a default, breach or default under any Contract, permit, License, Governmental Authorization, plan, policy or other document, or of a violation of any Laws or any Order; or (iv) confer or give to any Person (other than Buyer Indemnified Parties, to the extent expressly contemplated under the Agreement) any remedy, claim, liability, reimbursement, cause of action or other right.

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(d)          Without limiting the generality of the foregoing, it is expressly understood and acknowledged that: (i) in disclosing the information and other Disclosures made, included, summarized, described or discussed herein or in the Disclosure Schedule, Seller does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to thereto; and (ii) all summaries, descriptions or discussions of any Contract, permit, real or personal property matters, License, Governmental Authorization, policy or document relating to any other Disclosure item or matter made or included in the Disclosure Schedule are summary in nature, do not purport to be a complete statement of the material terms of such Contract, permit, real or personal property matters, License, Governmental Authorization, policy or document and are qualified in their entirety by reference to such Contract, permit, legal documents relating to such real property (including any title, deed, insurance policy or other document or other instrument containing the legal description thereof or the rights of any Person with respect thereto), License, Governmental Authorization, policy or document (including any and all exhibits, schedules, annexes or other documents attached thereto or referenced therein and amendments, restatements, supplements and other modifications thereto).

Section 10.12     Specific Performance. The Parties agree that irreparable damage could occur to the non-breaching Party if any provision of this Agreement were not performed by a Party in accordance with the terms hereof. Accordingly, the Parties agree that, subject to the limitations set forth in this Section 10.12, prior to the valid termination of this Agreement pursuant to Section 7.1, in addition to any other remedy to which a non-breaching Party is entitled at Law or in equity, the non-breaching Party will be entitled to seek injunctive relief to prevent breaches of this Agreement and will be entitled to specifically enforce the performance of the provisions hereof. The Parties agree and acknowledge that: (a) by seeking the remedies provided for in this Section 10.12, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.12 are not available or otherwise are not granted; and (b) nothing contained in this Section 10.12. will require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 10.12 before properly exercising any termination right under Article 7 (and pursuing any other remedies under this Agreement after such termination) nor will the commencement of any Proceeding pursuant to this Section 10.12 or anything contained in this Section 10.12 restrict or limit any Party’s right to properly terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

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Section 10.13      Parent Guarantee. Parent hereby irrevocably, absolutely and unconditionally guarantees to Seller the prompt and complete payment and performance when and as due of all obligations of Buyer under this Agreement and the other Transaction Documents, including but not limited to its indemnification obligations pursuant to Section 8.3. In furtherance of the foregoing, Parent acknowledges and agrees that Seller may, in its sole discretion, bring and prosecute a separate action or actions against Parent to enforce Parent’s obligations under this Section 10.13, regardless of whether an action is brought against Buyer or any other Person, whether Buyer or any other Person is joined in any such action or actions or whether Buyer or any other Person is primarily responsible for causing the obligations, including indemnification obligations, of Buyer under this Agreement or the other Transaction Documents to be fulfilled. Parent represents that it will derive substantial benefit from the transactions contemplated by this Agreement and the other Transaction Documents and acknowledges full and adequate consideration for the guarantee provided hereunder. No set-off, claim or other defense of any kind or nature which Parent may have against Buyer shall be available as against Seller. Parent expressly waives (i) notice of acceptance of this Agreement and of presentment, demand and protest, (ii) notice of any default hereunder, and (iii) demand for performance or observance of, and any enforcement and provision of, or any pursuit or exhaustion of rights or remedies against Buyer.

Section 10.14     Representation by Barnes & Thornburg LLP; Privileged Communications. In the event of any dispute following Closing between Buyer or any of its Affiliates (including the Company), on the one hand, and Seller, on the other hand, Buyer and the Company hereby consent to the representation by Barnes & Thornburg LLP of Seller notwithstanding the prior representation of the Company by Barnes & Thornburg LLP, and Buyer and the Company hereby waive any right to object thereto on the basis of any conflict of interest arising from such representation or similar claim. Buyer acknowledges and agrees that as to all pre-Closing communications between or among Seller and/or the Company and their respective employees and agents, on one hand, and their respective legal counsel (including Barnes & Thornburg LLP), on the other hand, relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to and may be controlled by Seller, and will not pass to or be claimed by Buyer or any of its Affiliates (including, following Closing, the Company).

[Remainder of page intentionally left blank. Signature Page follows.]

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The Parties have executed this Stock Purchase Agreement as of the date stated in the first paragraph of this Stock Purchase Agreement.

BUYER:

Novation Holding, Inc.

By:	/s/ Rodney E. Schwatken
	Name:	Rodney E. Schwatken
	Title:	Chief Executive Officer

PARENT:

Novation Companies, Inc.

By:	/s/ Rodney E. Schwatken
	Name:	Rodney E. Schwatken
	Title:	Chief Executive Officer

Signature Page

to

Stock Purchase Agreement

SELLER:

Butler America, LLC

By:	/s/ Robert Olson
	Name:	Robert Olson
	Title:	Chief Executive Officer

COMPANY:

Healthcare Staffing, Inc.

By:	/s/ Robert Olson
	Name:	Robert Olson
	Title:	Chief Executive Officer

Signature Page

to

STOCK PURCHASE AGREEMENT(CONTINUED)